UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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FirstCash, Inc.
(Name of Registrant as Specified in its Charter)
__________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the Stockholders of FirstCash, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Company’s corporate offices located at 1600 West 7th Street, Fort Worth, Texas 76102 at 10:00 a.m. CDT on Tuesday, June 11, 2019.

The purpose of the meeting is (i) to elect a class of directors to serve a three-year term beginning in 2019, (ii) to vote on the ratification of the selection of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019, (iii) to vote on a non-binding resolution to approve the compensation of the Company’s named executive officers, and (iv) to vote to approve the FirstCash, Inc. 2019 Long-Term Incentive Plan.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow the Company to furnish proxy materials to stockholders on the internet. These rules allow us to provide our stockholders with the information they need, while reducing the environmental impact of our Annual Meeting and lowering costs. Unless you previously requested a paper copy of our proxy materials, you will receive a Notice Regarding the Availability of Proxy Materials, which tells you how to access the materials on the internet.

Whether or not you plan to attend the Annual Meeting, please vote by internet or telephone at your earliest convenience or complete and return your proxy card if you requested a paper copy of our materials. You may choose to attend the meeting and personally cast your votes even if you fill out and return a proxy card.

We hope that you will be able to join us at the FirstCash Annual Meeting on June 11.

Very truly yours,

Fort Worth, Texas	Rick L. Wessel
April 26, 2019	Vice-Chairman of the Board and Chief Executive Officer

FirstCash, Inc.
1600 West 7th Street
Fort Worth, Texas 76102
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 11, 2019

The Annual Meeting of Stockholders of FirstCash, Inc. (the “Company”) will be held at the Company’s corporate offices located at 1600 West 7th Street, Fort Worth, Texas 76102 at 10:00 a.m. CDT on Tuesday, June 11, 2019.

The Annual Meeting is called for the following purposes:

1.	To elect Mr. Daniel R. Feehan as director of the Company for a three-year term beginning in 2019;

2.	To ratify the selection of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019;

3.	To vote on a non-binding resolution to approve the compensation of the Company’s named executive officers;

4.	To vote to approve the FirstCash, Inc. 2019 Long-Term Incentive Plan;

5.	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 18, 2019 will be entitled to notice of and to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on June 11, 2019:

The Proxy Statement and the 2018 Annual Report to Stockholders are available at the Company’s website and can be accessed at www.firstcash.com, where a link to the Annual Report on Form 10-K is available on the Investor Relations page of the website (investors.firstcash.com).

PLEASE USE INTERNET OR TELEPHONE VOTING OR COMPLETE AND RETURN A PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTES AT THE ANNUAL MEETING.

By Order of the Board of Directors,

Fort Worth, Texas	R. Douglas Orr
April 26, 2019	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

FirstCash, Inc.
1600 West 7th Street
Fort Worth, Texas 76102
_______________

PROXY STATEMENT
for
Annual Meeting of Stockholders
_______________

GENERAL INFORMATION

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors (“Board of Directors”) of FirstCash, Inc., a Delaware corporation (“FirstCash” or the “Company”), for use at the 2019 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Company’s corporate offices located at 1600 West 7th Street, Fort Worth, Texas 76102 at 10:00 a.m. CDT, on Tuesday, June 11, 2019, and at any adjournments thereof, for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”). The Company is mailing a printed copy of this Proxy Statement, a proxy card and the 2018 Annual Report of the Company to certain of its registered stockholders who have not consented to electronic delivery of their proxy materials on or about April 26, 2019, and a Notice of Internet Availability to all other stockholders on or about April 26, 2019.

The close of business on April 18, 2019 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the record date, there were 43,141,392 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), issued and outstanding. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (described below) will be counted as present for the purposes of determining the presence of a quorum.

If your shares are held in the name of a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this Proxy Statement has been forwarded to you by your broker, bank or other nominee. As the beneficial holder, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares by providing them with voting instructions.

If you do not provide voting instructions to your broker, bank or other nominee, the voting of your shares by the bank, broker or other nominee is governed by the rules of the Nasdaq Global Select Market (“Nasdaq”). These rules allow banks, brokers and other nominees to vote shares in their discretion on “routine” matters for which the “beneficial holder” does not provide voting instructions. On matters considered “non-routine,” banks, brokers and other nominees may not vote shares without your instruction. Shares that banks and brokers are not authorized to vote are referred to as “broker non-votes.”

If you do not instruct your bank, brokerage firm or other nominee in accordance with their directions how to vote your shares prior to the date of the Annual Meeting, your bank, brokerage firm or other nominee cannot vote your shares on the following proposals: “Proposal 1 - Election of Directors,” “Proposal 3 - Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers” and “Proposal 4 - Vote to Approve the FirstCash, Inc. 2019 Long-Term Incentive Plan,” and such shares will be considered “broker non-votes” and will not affect the outcome of these votes. However, your bank or brokerage firm may vote your shares in its discretion on “Proposal 2 - Ratification of Independent Registered Public Accounting Firm.”

Each share of Common Stock is entitled to one vote on all questions requiring a stockholder vote at the Annual Meeting. The votes required to act on each proposal at the Annual Meeting are summarized below.

Proposal 1 — Election of Directors. A plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of the election of directors under Proposal 1 as set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders may not cumulate their votes in the election of directors. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved. The election of directors is also subject to the Company’s Director Election (Majority Voting) Policy, which is described below in the “Corporate Governance and Board Matters” section of this Proxy Statement.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the ratification of the selection of the Company’s independent public accountants under Proposal 2 as set forth in the accompanying Notice of Annual Meeting of Stockholders. Since this proposal is considered a routine matter, brokers will be permitted to vote instructed shares as to this proposal, and there will be no broker non-votes with respect to this proposal. Abstentions will have the same effect as votes against Proposal 2.

Proposal 3 — Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers. The non-binding resolution to approve the compensation of the Company’s named executive officers will be approved if a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is voted in favor of the proposal. Broker non-votes will have no effect in determining whether the proposal has been approved. Abstentions will have the same effect as votes against Proposal 3.

Proposal 4 — Vote to Approve the FirstCash, Inc. 2019 Long-Term Incentive Plan. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of the 2019 Long-Term Incentive Plan. Broker non-votes will have no effect in determining whether the proposal has been approved. Abstentions will have the same effect as votes against Proposal 4.

Stockholder Proposals. If any stockholder proposal is properly presented at the Annual Meeting, the stockholder proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Broker non-votes will not be counted as having been entitled to vote on such a proposal, and will have no effect on the outcome of the vote on the proposal. Abstentions will have the same effect as votes against any stockholder proposal.

If you are a stockholder of record, you may vote in person at the Annual Meeting or by proxy without attending the Annual Meeting. You may vote by mail by signing, dating and returning your proxy card in the enclosed prepaid envelope. You may also vote over the internet or by telephone. The proxy card the Company mails you will instruct you on how to vote over the internet or by telephone. If you hold your shares in an account through a broker, bank or other nominee in “street name,” you should complete, sign and date the voting instruction card that your broker, bank or nominee provides to you or as your broker or nominee otherwise instructs.

Attendance at the Annual Meeting will be limited to stockholders of the Company as of the record date (or their authorized representatives). If you wish to attend the Annual Meeting in person, you will need to present a valid government-issued photo identification, such as a driver’s license or passport. Beneficial stockholders holding their shares through a broker, bank or other nominee in “street name” will need to bring proof of beneficial ownership as of the record date, such as a recent brokerage account statement, the voting instruction card provided by their broker, bank or other nominee or similar evidence of ownership. Stockholders of record will be verified against an official list available at the registration area. The Company reserves the right to deny admission to anyone who cannot show sufficient proof of stock ownership as of the record date.

All shares represented by properly executed proxies, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted in accordance with the recommendation of the Board of Directors as follows: (i) TO ELECT MR. DANIEL R. FEEHAN AS DIRECTOR; (ii) TO RATIFY THE SELECTION OF RSM US LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2019; (iii) TO APPROVE THE ADVISORY PROPOSAL ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS; AND (iv) TO APPROVE THE FIRSTCASH, INC. 2019 LONG-TERM INCENTIVE PLAN. The designated proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting. At this time, the Company is unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting. The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy, (b) by written notice to the Corporate Secretary of the Company or (c) by voting in person at the Annual Meeting.

COMPANY OVERVIEW AND ANNUAL REPORT

Company Overview

FirstCash is a leading operator of retail pawn stores in the United States and Latin America. As of April 23, 2019, the Company had 2,650 locations, consisting of 1,110 stores in the U.S. and 1,540 stores in Latin America, including Mexico, Guatemala, El Salvador and Colombia. The Company has approximately 20,000 employees, including approximately 8,000 employees located in the U.S. and 12,000 located in Latin America.

The Company’s primary business is the operation of full-service pawn stores, also known as “pawnshops,” which make pawn loans secured by personal property such as consumer electronics, jewelry, tools, household appliances, sporting goods and musical instruments. Pawn stores also generate significant retail sales of merchandise acquired through collateral forfeitures on forfeited pawn loans and over-the-counter purchases of merchandise from customers. For the year ended December 31, 2018, 97% of the Company’s revenues were derived from pawn operations. The Company’s strategy is to focus on growing its full-service pawn operations in the United States and Latin America through a combination of new store openings and strategic acquisition opportunities as they arise.

On September 1, 2016, the Company completed a stock-for-stock merger of equals (the “Merger”) with Cash America International, Inc. (“Cash America”). In conjunction with the closing of the Merger, the Company changed its name to FirstCash, Inc.

Annual Report

The Annual Report on Form 10-K, covering the Company’s year ended December 31, 2018, including audited financial statements, is enclosed herewith. The Annual Report on Form 10-K does not form any part of the material for solicitation of proxies.

The Company’s website can be accessed at www.firstcash.com, where a link to the Annual Report on Form 10-K is available on the Investor Relations page of the website (investors.firstcash.com). The Company will provide, without charge, a printed copy of its Annual Report on Form 10-K upon written request to the Corporate Secretary, at 1600 West 7th Street, Fort Worth, Texas 76102. The Company will provide exhibits to its Annual Report on Form 10-K, upon payment of the reasonable expenses incurred by the Company in furnishing such exhibits.

PROPOSAL 1

ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board of Directors will determine the number of directors but shall consist of at least one director and no more than 15 directors. The stockholders of the Company elect the directors. At each annual meeting of the stockholders of the Company, successors of the class of directors whose term expires at the annual meeting will be elected for a three-year term. Any director elected to fill a vacancy or newly created directorship resulting from an increase in the authorized number of directors shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director. Any vacancy on the Board of Directors, however resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

The Board of Directors currently consists of seven directors. Amb. Jorge Montaño will retire from the Board of Directors on the date of the Annual Meeting. As a result of Amb. Montaño’s retirement, the number of directorships will be reduced to six, effective as of the date of the Annual Meeting, until a suitable replacement candidate is identified and appointed to the Board of Directors. Amb. Montaño served in the class of directors whose terms expired at this Annual Meeting, and, as a result this class is being reduced to one directorship as of the date of the Annual Meeting.

The Board of Directors intends to conduct a search for a well-qualified, independent director to replace Amb. Montaño, which search will include diversity candidates, and hopes to identify and appoint a new director to the Board. The Board of Directors thanks Amb. Montaño for his loyal and outstanding service to the Board and the Company.

Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed herein. Although the Board of Directors does not contemplate that the nominee will be unable to serve, if such a situation arises prior to the Annual Meeting, the person named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors.

The Company currently has seven directors, of which five are independent. The current directors are as follows:

Name	Age	Principal Occupation	Independence Status*
Daniel R. Feehan	68	Chairman of the Board, FirstCash, Inc.	Employee
Rick L. Wessel	60	Vice-Chairman and CEO, FirstCash, Inc.	Employee
Daniel E. Berce	65	President and CEO, General Motors Financial Company, Inc.	Independent Director
Mikel D. Faulkner	69	Former Executive Chairman, Nautilus Marine Services PLC	Lead Independent Director
James H. Graves	70	Managing Director and Partner, Erwin, Graves & Associates, LP	Independent Director
Jorge Montaño	73	Partner, Guerra Castellanos y Asociados	Independent Director
Randel G. Owen	60	President and CEO, Global Medical Response	Independent Director

*
The Board of Directors has determined that, with the exception of Mr. Wessel and Mr. Feehan, all of its directors, including all of the members of the Audit, Compensation, and Nominating and Corporate Governance Committees, are “independent” as defined by Nasdaq, the Securities and Exchange Commission (“SEC”) and the Company’s Corporate Governance Guidelines.

Biographical information for the directors is as follows:

Daniel R. Feehan has served as a director of FirstCash since the Merger in 2016 and previously served as a Cash America director since 1984. Mr. Feehan was Cash America’s executive chairman since November 1, 2015 until the completion of the Merger. Prior to that, Mr. Feehan served as Cash America’s chief executive officer and president from February 2000 through May 2015 and as Cash America’s chief executive officer from May 2015 through October 2015, when he retired from that position. Mr. Feehan served as Cash America’s president and chief operating officer from January 1990 until February 2000, except that he served as chairman and co-chief executive officer of one of Cash America’s subsidiaries from February 1998 to February 1999 before returning to the position of Cash America’s president and chief operating officer. Mr. Feehan became a Cash America director in 1984 and joined Cash America full-time in 1988, serving as its chief financial officer before becoming president and chief operating officer in 1990. Mr. Feehan currently serves as the chairman at AZZ Inc., a NYSE listed equipment manufacturing company, and Enova International, Inc., an online lending company that was spun off from Cash America in 2014 and is listed on the NYSE, where he has served since 2000 and 2011, respectively.

Rick L. Wessel has served as vice-chairman of the Board of Directors of the Company since September 2016, as chief executive officer since November 2006 and has been a director since November 1992. Mr. Wessel previously served as president from May 1998 to September 2016, chairman of the board from October 2010 to September 2016, vice-chairman of the board from November 2004 to October 2010 and secretary and treasurer of the Company from May 1992 to November 2006 and the Company’s chief financial officer from May 1992 to December 2002. Prior to February 1992, Mr. Wessel was employed by Price Waterhouse LLP for approximately nine years.

Daniel E. Berce has served as a director of FirstCash since the Merger in 2016 and previously served as a Cash America director since 2006. Mr. Berce has been president and chief executive officer of General Motors Financial Company, Inc. (formerly AmeriCredit Corp.) since its acquisition by General Motors Company in October 2010. Mr. Berce served as AmeriCredit Corp.’s chief executive officer from August 2005 to October 2010, president from April 2003 to October 2010 and vice-chairman and chief financial officer from November 1996 until April 2003. He served as a director at AmeriCredit Corp. from November 1990 to October 2010. Mr. Berce currently serves as a director at AZZ Inc., a NYSE listed equipment manufacturing company, and Arlington Asset Investment Corp., a NYSE listed investment company.

Mikel D. Faulkner was appointed to the Board of Directors in 2009 and has served as the lead independent director since October 2017. From 2002 to February 2019, Mr. Faulkner served as executive chairman of the board of directors of Nautilus Marine Services PLC, an investment company focused on the global offshore services industry and quoted on the London Stock Exchange (AIM). Mr. Faulkner served as chief executive officer of HKN, Inc. (OTCQB: HKNI) from 1982 to 2017, chairman from 1991 to 2003 and president of HKN, Inc. from 2003 to 2017. HKN, Inc., formerly Harken Energy Corporation, was an independent energy company.

James H. Graves has served as a director of FirstCash since the Merger in 2016 and previously served as a Cash America director since 1996. Mr. Graves has served as managing director and partner of Erwin, Graves & Associates, LP, a management consulting firm located in Dallas, Texas, since January 2001. Mr. Graves also served as executive vice president of Financial Strategy for DeviceFidelity, Inc., a financial services technology company, from March 2008 through September 2012. Mr. Graves served as a director, vice-chairman of the board of directors and chief operating officer of Detwiler, Mitchell & Co., a Boston-based securities research firm, from June 2002 until June 2006. Prior to that, Mr. Graves held various positions, including chief operating officer, with J.C. Bradford & Company, a

Nashville-based securities firm. He also worked for Dean Witter Reynolds, Inc. as the head of the energy group and later as head of the industry investment banking groups in New York. Mr. Graves currently serves as a director at Hallmark Financial Services, Inc., a publicly traded insurance company, serving since 1995, Atlantic Capital Bancshares, Inc., a publicly traded bank holding company, serving since 2017 and he previously served as a director of Tristate Capital Holdings, Inc., a publicly traded bank holding company, from 2011 through July 2015. Mr. Graves also serves as a director of various privately-held companies, including a private equity fund and a healthcare technology company.

Ambassador Jorge Montaño has served as a director of FirstCash since June of 2016 and previously served as a director of the Company from June 2010 to July 2013. He is a native resident of Mexico, where he has served in a variety of senior diplomatic positions and business consulting roles. Amb. Montaño currently serves as partner in a Mexico-based public relations and communications firm, Guerra Castellanos y Asociados. During his extensive diplomatic career, he most recently served as the Permanent Representative of Mexico to the United Nations from July 2013 until January 2016. Mr. Montaño was Ambassador to the United States from 1993 to 1995, and had a previous posting as Permanent Representative of Mexico to the United Nations from 1989 to 1992. Between 1982 and 1988, he was Senior Director of Multilateral Affairs in the Ministry of Foreign Affairs. He previously served as Director General for United Nations Specialized Organizations from 1979, the year in which he joined the Foreign Service, until 1982. From 1996 to 2013, he was President of Asesoria y Analisis, a Mexico-based consulting and lobbying firm. In addition, he has served as a professor of International Organizations at the Instituto Tecnológico Autónoma de México from 1996 to 2013.

Randel G. Owen was appointed to the Board of Directors in 2009. In March 2018, Mr. Owen was named president and chief executive officer of Global Medical Response. From July 1999 to March 2018, he previously held roles as president of ambulatory services, chief financial officer and executive vice president of Envision Healthcare Corporation (and its predecessor companies including AMR and EmCare). He was appointed executive vice president and chief financial officer of AMR in March 2003. He joined EmCare in July 1999 and served as executive vice president and chief financial officer from June 2001 to March 2003. Before joining EmCare, Mr. Owen was vice president of Group Financial Operations for PhyCor, Inc. from 1995 to 1999. Mr. Owen has more than 30 years of financial experience in the health care industry.

There are no family relationships between any director or executive officers.

Director Terms

The seven directors are divided into three classes. At each annual meeting of stockholders, one class is elected to hold office for a term of three years. Directors serve until the earlier of (i) their death, resignation, retirement, removal or disqualification, or (ii) until their successor is elected and qualified. The director standing for election at the Annual Meeting is Mr. Daniel R. Feehan. Messrs. Daniel E. Berce, Mikel D. Faulkner and Randel G. Owen will next stand for election in 2020. Messrs. Rick L. Wessel and James H. Graves will next stand for election in 2021.

Amb. Jorge Montaño, whose term expires on the date of the Annual Meeting on June 11, 2019, is not standing for re-election and will leave the Board effective with the expiration of his current term. As a result of Amb. Montaño’s retirement, the Board of Directors has reduced the number of directorships in the class of directors whose term expires at the Annual Meeting to one, effective at the Annual Meeting. Over the coming months, the Nominating and Corporate Governance Committee will seek an appropriate candidate to replace Amb. Montaño.

Required Vote

Proxies will be voted for the election of Mr. Feehan as a director of the Company unless otherwise specified in the proxy. A plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be necessary to elect the nominees as directors. If, for any reason, any nominee is unable or unwilling to serve, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors at the Annual Meeting. Stockholders may abstain from voting by marking the appropriate boxes on the accompanying proxy. Abstentions will be counted separately and used for purposes of calculating whether a quorum is present at the Annual Meeting. The Company has adopted a voting policy for non-contested director elections, which is described below in the “Corporate Governance and Board Matters” section.

Recommendation of the Board of Directors

Based on the respective nominees’ experience, the Nominating and Corporate Governance Committee of the Board and the entire Board of Directors unanimously recommends a vote “FOR” the election of Mr. Daniel R. Feehan as a director of the Company.

CORPORATE GOVERNANCE, BOARD MATTERS AND DIRECTOR COMPENSATION

Board of Directors, Committees and Meetings

The Board of Directors held four meetings during the year ended December 31, 2018. Each director attended, either telephonically or in person, at least 75% of the meetings of the Board of Directors during their respective terms. Members of the Board of Directors are encouraged to attend the Company’s Annual Meeting; however, attendance is not mandatory. Messrs. Wessel and Feehan attended last year’s Annual Meeting. In addition, the independent directors of the Company meet separately in executive sessions after regularly scheduled meetings of the Board of Directors and more frequently as deemed appropriate by the independent directors.

During 2018, the committees were composed as follows:

Independent Director	Audit	Compensation	Nominating and Corporate Governance
Mikel D. Faulkner (Lead Independent Director)		●	Chair
Daniel E. Berce	Chair		●
James H. Graves	●	●
Jorge Montaño			●
Randel G. Owen	●	Chair

Meetings Held in 2018	4	4	1

Each committee member attended, either telephonically or in person, at least 75% of their respective meetings of the committees during their respective terms.

Effective April 23, 2019, Messrs. Berce, Faulkner, Graves and Owen were each appointed as the sole members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Chair of each committee remains the same as in 2018.

Board Committees

Audit Committee. The Audit Committee is responsible for the oversight of the Company’s accounting and financial reporting processes. This includes the selection and engagement of the Company’s independent registered public accounting firm and review of the scope of the annual audit, audit fees and results of the audit. The Audit Committee reviews and discusses with management and the Board of Directors such matters as accounting policies, internal accounting controls, procedures for preparation of financial statements and other financial disclosures, scope of the audit, the audit plan and the independence of such accountants. In addition, the Audit Committee has oversight over the Company’s internal audit and regulatory compliance functions. The Board of Directors has determined that Messrs. Berce, Graves and Owen are Audit Committee financial experts as defined by Item 401(h) of Regulation S-K promulgated under the Securities Act of 1933, as amended (“Securities Act”), and the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Board of Directors has adopted a charter for the Audit Committee which is available to stockholders as described below.

Compensation Committee. The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluating the CEO’s performance in light of those goals and objectives, and recommending to the Board of Directors for approval of the CEO’s compensation. The Compensation Committee is also responsible for recommending to the Board of Directors for approval the compensation of all other executive officers of the Company. In addition, the Compensation Committee oversees and approves grants and awards under the Company’s equity-based plans, incentive compensation plans and tax-qualified employee benefit plans, and approves severance and other termination payments to executive officers.

The Board of Directors has adopted a charter for the Compensation Committee which is available to stockholders as described below. Pursuant to its charter, the Compensation Committee may delegate all or a portion of its duties and responsibilities to one or more subcommittees consisting of one or more of its members. For more information regarding the Compensation Committee’s process and procedures for consideration of executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors concerning the governance structure and practices of the Company, including the size of the Board of Directors and the size and composition of various committees of the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for identifying individuals believed to be qualified to become directors, and to recommend to the Board of Directors the nominees to stand for election as directors at the Annual Meeting of Stockholders. The Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee which is available to stockholders as described below.

The Board of Directors has determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is independent under the listing standards of Nasdaq, the SEC rules and the Company’s Corporate Governance Guidelines. Each of the Company’s committee charters is publicly available and can be accessed on the Investor Relations page of the Company’s website at investors.firstcash.com. Copies of the Company’s committee charters are also available, free of charge, by submitting a written request to the Corporate Secretary, at 1600 West 7th Street, Fort Worth, Texas 76102.

Directors’ Compensation

2018 Director Compensation

Based primarily on benchmarking information provided by compensation advisory firms, the Board of Directors determined the compensation for independent directors for 2018 would be structured as follows:

•	Annual cash compensation of $90,000, paid in quarterly installments of $22,500

•	Annual grant of restricted stock units valued at $90,000 vesting on December 31, 2018

•
Supplemental annual cash payments of $20,000 to the Audit Committee chairman, $15,000 to the Compensation Committee chairman and $10,000 to the Nominating and Corporate Governance Committee chairman. All amounts are paid in quarterly installments.

The Board of Directors believes the mix of cash and equity compensation provides a balance between short-term cash compensation and long-term compensation tied to the Company’s stock price performance and serves to match the interests of the Company’s independent directors with those of stockholders. Based upon benchmark data of the Company’s 2018 Peer Group (as discussed in the “Compensation Discussions and Analysis”), the Board also believes the total director compensation and the mix of compensation is within the competitive range of such compensation for the companies in the peer group.

For the year ended December 31, 2018, the independent directors received compensation for service as a director as described above. There are no supplemental payments for attending the meetings of the Board of Directors and committee meetings. In addition, the directors were reimbursed for their reasonable expenses incurred for each Board of Directors and committee meetings attended. The Company only compensates independent non-employee directors for their services as directors. The compensation paid to Mr. Wessel is described in the “Compensation Discussion and Analysis” section of this Proxy Statement. The following table presents information regarding the compensation paid to the non-employee members of the Company’s Board of Directors, and to Mr. Feehan, for the year ended December 31, 2018:

Name	Fees Earned or Paid in Cash $	Stock Awards $ (2)	All Other Compensation $	Total $
Daniel E. Berce	110,000	90,560	—	200,560
Mikel D. Faulkner	100,000	90,560	—	190,560
Daniel R. Feehan (1)	—	—	250,000	250,000
James H. Graves	90,000	90,560	—	180,560
Jorge Montaño	90,000	90,560	—	180,560
Randel G. Owen	105,000	90,560	—	195,560

(1)
Mr. Feehan currently serves as the Chairman of the Board of Directors of the Company. Mr. Feehan also served in 2018 as a non-executive employee of the Company pursuant to an employment agreement dated April 3, 2015, which the Company assumed in connection with the Merger. For a description of Mr. Feehan’s employment agreement, see Cash America’s proxy statement on Schedule 14A filed with the SEC on April 7, 2016. Mr. Feehan’s employment agreement is filed as Exhibit 10.1 to Cash America’s Current Report on Form 8-K filed with the SEC on April 6, 2015. The compensation reported represents his salary during the year ended December 31, 2018. In addition, the Company paid for certain standard employee benefit programs for Mr. Feehan, including participation in group health, welfare and retirement benefit plans, which are generally available to all employees.

(2)
During 2018, each independent director was granted 1,238 restricted stock units, which was determined by dividing $90,000 by the average of the high and low share price on the New York Stock Exchange on the date of grant, or $72.75. The closing price on the date of grant was $73.15 and results in a grant value of $90,560. As of December 31, 2018, all of the stock awards granted to each of the non-employee members of the Company’s Board of Directors had vested.

2019 Director Compensation

Based primarily on benchmarking information provided by compensation advisory firms, the following changes were approved and implemented for independent director compensation in 2019:

•	Annual cash compensation was increased from $90,000 to $100,000, paid in quarterly installments of $25,000

•
The target value of annual grants of restricted stock units was increased from $90,000 to $100,000, with full vesting by December 31, 2019. The total number of restricted stock units to grant was based on the 45 day average closing price prior to the grant date.

•
Supplemental annual cash payments to the Audit Committee chairman, the Compensation Committee chairman and the Nominating and Corporate Governance Committee chairman remained unchanged from 2018 supplemental payments

Code of Business Conduct and Ethics

The Code of Business Conduct and Ethics is publicly available and can be accessed on the Company’s website at www.firstcash.com. The Company intends to disclose future amendments to, or waivers from, certain provisions of its Code of Business Conduct and Ethics on its website in accordance with applicable Nasdaq and SEC requirements. Copies of the Company’s Code of Business Conduct and Ethics are also available, free of charge, by submitting a written request to FirstCash, Inc., Investor Relations, 1600 West 7th Street, Fort Worth, Texas 76102.

Stock Ownership Guidelines for Directors

In an effort to further align the interests of the directors with the interests of stockholders, the Company adopted a stock ownership guideline for non-employee directors which became effective beginning in 2017. The guidelines call for stock ownership (including the value of non-vested RSU’s) having a value equal to five times each director’s annual cash retainer with a five-year accumulation period beginning in 2017 to fully comply with the guideline once a director becomes subject to the guideline. As of April 18, 2019, three of the five independent directors met the new ownership guideline, while the other three continued to have until 2021 to meet the guidelines. Directors who have not met the guideline must retain their vested stock awards until they meet the guideline. While the guidelines do not apply to employee directors, the current stock ownership of the two employee directors would meet the guidelines if calculated at five times their annual salary as an employee of the Company.

Director Election (Majority Voting) Policy

The Company has adopted a Director Election (Majority Voting) Policy. Pursuant to this policy, in an uncontested election of directors (that is, an election where the number of nominees is equal to the number of seats open) any nominee for director who receives a greater number of “WITHHOLD” votes than “FOR” votes for his election must promptly submit an offer of resignation to the Nominating and Corporate Governance Committee following the certification of the stockholder vote for consideration in accordance with the following procedures.

The Nominating and Corporate Governance Committee will consider any tendered resignation and, promptly following the date of the stockholders’ meeting at which the election occurred, will make a recommendation to the Board of Directors concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board of Directors, the Nominating and Corporate Governance Committee will consider all factors deemed relevant by the members of the Nominating and Corporate Governance Committee including, without limitation, the stated reason or reasons why stockholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, the impact the director’s resignation would have on the Company’s compliance with the requirements of the SEC and the rules of Nasdaq), and whether the director’s resignation from the Board of Directors would be in the best interests of the Company and its stockholders.

The Nominating and Corporate Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as members of the committee deem appropriate including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating and Corporate Governance Committee to have substantially resulted in the “withheld” votes.

The Board of Directors will publicly disclose its decision regarding whether to accept or reject such resignation within 90 days following certification of the stockholder vote and shall disclose the reasons therefore. The Director Election (Majority Voting) Policy is publicly available and can be accessed on the Investor Relations page of the Company’s website at investors.firstcash.com

Director Independence

The Board of Directors has determined that, with the exception of Mr. Wessel and Mr. Feehan, all of its directors, including all of the members of the Audit, Compensation, and Nominating and Corporate Governance Committees, are “independent” as defined by Nasdaq, the SEC and the Company’s Corporate Governance Guidelines. No director is deemed independent unless the Board of Directors affirmatively determines the director has no material relationship with the Company. In making its determination, the Board of Directors observes all criteria for independence established by the rules of the SEC and Nasdaq.

Oversight of Risk Management

The Board of Directors is responsible for overseeing and monitoring the material risks facing the Company. In its oversight role, the Board of Directors regularly reviews the Company’s strategic initiatives, which address, among other things, the risks and opportunities facing the Company. The Board of Directors also has overall responsibility for executive officer succession planning and reviews succession plans from time to time. The Board of Directors has delegated certain risk management oversight responsibility to its committees. As part of its responsibilities set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major risk exposures, including financial risks and cybersecurity, and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies.

The Compensation Committee reviews the risks and rewards associated with the Company’s compensation programs. With the assistance of an independent compensation consulting firm, the Compensation Committee designs compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. While these performance-based compensation and equity programs have been designed and administered in a manner that discourages undue risk-taking by employees, the Compensation Committee believes these programs create appropriate incentives to increase long-term stockholder value. The Compensation Committee has discussed the concept of risk as it relates to the compensation programs and the Compensation Committee does not believe the compensation programs encourage excessive or inappropriate risk taking for the following reasons:

•
The Company structures its pay to consist of both fixed and variable compensation. The fixed portion of compensation (salary) is designed to provide a steady income independent of the Company’s stock price performance so that executives do not feel pressured to focus exclusively on short-term stock price performance to the long-term detriment of other important business decisions and metrics and are not encouraged to take unnecessary or excessive risks to achieve corporate objectives. The variable portions of compensation (incentive-based cash and equity awards) are designed to reward both short- and long-term corporate performance. For short-term performance, the Company utilizes annual incentive-based cash awards that are based primarily on achieving a combination of earnings metrics and strategic directives. The metrics and directives are set annually by the Compensation Committee and approved by the Board of Directors. For long-term performance, the Company grants restricted stock awards with a multi-year vesting period tied to the achievement of long-term earnings and store growth targets. The Company believes these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce both superior short- and long-term corporate results.

•
Because earnings targets, such as adjusted EBITDA, adjusted net income and adjusted earnings per share, are the primary performance elements used for determining incentive payments, the Company believes its executives are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures which may incite management to drive sales or growth targets without regard to cost or profitability.

•
The Company caps cash payments for the goals under its annual incentive plan and caps the number of restricted stock units granted under its long-term incentive plan, which the Company believes also mitigates excessive risk taking. Even if the Company dramatically exceeds its targets, annual incentive payouts and stock grants are limited by such caps. Conversely, the Company has a floor on earnings and growth targets so that performance below a certain level (as approved by the Compensation Committee) does not result in annual incentive payouts or vesting of stock grants.

•
The Company’s incentive compensation programs have been structured primarily around the attainment of earnings and growth targets for many years and the Company has seen no evidence that this encourages unnecessary or excessive risk taking.

•
The Company believes the use of distinct long-term incentive plans, primarily restricted stock awards, with performance-based vesting over a number of years, provides a strong incentive for sustained operational and financial performance and aligns the interests of the Company’s executive officers with those of its stockholders.

•
The Compensation Committee has discretion to adjust payouts under both the annual and long-term performance plans to reflect the core operating performance of the business, but prohibits discretion for payouts above stated maximum awards.

Board Leadership Structure

Mr. Feehan serves as chairman of the board, while Mr. Wessel serves in the role of CEO and is also the vice-chairman of the board. In addition, Mr. Faulkner serves as the Lead Independent Director, serving as a liaison between the independent directors and management, chairing executive sessions of the non-management and independent directors and consulting with the chairman and CEO on board agendas and meeting materials.

The Board of Directors recognizes the leadership structure and combination or separation of the chairman, lead independent director and CEO roles is driven by the needs of the Company at any point in time. The Board of Directors does not believe there should be a fixed rule as to whether the offices of chairman and CEO should be vested in the same person or two different people, or whether the chairman should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to fulfill these roles may dictate different outcomes at different times, and the Board of Directors believes that retaining flexibility in these decisions is in the best interest of the Company and its stockholders.

Director Qualifications

At a minimum, candidates for election or appointment to the Board of Directors must have integrity, be committed to act in the best interest of all the Company’s stockholders and be able and willing to devote the required amount of time to the Company’s affairs, including attendance at meetings of the Board of Directors. The Nominating and Corporate Governance Committee seeks to assure that the Board of Directors is composed of individuals who have experience relevant to the needs of the Company and who have the highest professional and personal ethics, consistent with the Company’s values and standards. Candidates should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all stockholders.

In recommending candidates, the Nominating and Corporate Governance Committee takes into consideration any criteria approved by the Board and such other factors as it deems appropriate, including:

•	The extent of the director’s/potential director’s educational, business, non-profit or professional acumen and experience;

•
Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background, perspective and experience, including with respect to age, gender, race, place of residence and specialized experience;

•	Whether the director/potential director meets the independence requirements established by Nasdaq, the SEC and the Company’s Corporate Governance Guidelines;

•	Whether the director/potential director has the financial acumen or other professional, educational or business experience relevant to an understanding of the Company’s business;

•	Whether the director/potential director would be considered a “financial expert” or “financially sophisticated” as defined by Nasdaq or applicable law;

•
Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to the Company’s current or future business, will add specific value as a Board member; and

•	Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Nominating and Corporate Governance Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties.

The Company’s Board of Directors is currently composed of well qualified directors, and each director has the requisite experience, skills and characteristics to serve on the Board. Among, or in addition to, the backgrounds and experiences described in “Proposal 1 - Election of Directors” of this Proxy Statement:

•
Mr. Feehan, the Company’s chairman, brings over 30 years of experience as a director, chief executive officer and chief financial officer with Cash America and a deep understanding of the pawn industry and the legacy Cash America business.

•
Mr. Wessel, the Company’s vice-chairman and chief executive officer, brings over 25 years of management and executive experience in the pawn industry gained from his roles as chief financial officer, chief executive officer and director of the Company. His deep understanding of the Company’s business and his success in expanding its business has been invaluable to the Board.

•
Mr. Berce brings broad senior executive leadership with significant experience in the consumer finance industry, and functional expertise in corporate finance and accounting, together with service on other public company boards of directors, including Cash America.

•
Mr. Faulkner brings broad senior executive leadership and financial experience, including with domestic and multi-national public and private companies in various industries. Mr. Faulkner’s qualifications include direct executive experience in Latin America, our primary growth market.

•
Mr. Graves brings significant experience in corporate strategy and finance gained from his experience as the managing partner of a management consulting firm and a financial strategy executive, together with meaningful service on the boards of other public companies, including Cash America.

•
Mr. Montaño brings extensive international experience in Mexico and Latin America gained during his time as a diplomat and a business consultant. His guidance has been invaluable as the Company continues to expand in Latin America.

•	Mr. Owen brings broad senior executive leadership and financial experience with private and public companies, and functional expertise in corporate finance and accounting.

Although there is no specific policy on considering diversity, the Board of Directors and the Nominating and Corporate Governance Committee take various diversity-related considerations into account in the selection criteria for new directors. The Nominating and Corporate Governance Committee seeks members from diverse professional and personal backgrounds to combine a broad spectrum of experience and expertise with a reputation for integrity. The Board considers gender, race, nationality, language skills and other personal characteristics in this process and the extent to which the prospective nominee helps the Board of Directors reflect the gender, racial, ethnic and global diversity of the Company’s stockholders, employees and customers.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee will utilize a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee will also consider properly submitted stockholder nominations for candidates for the Board of Directors. The procedures to be followed by stockholders in submitting such nominations are set forth in the “Stockholder Proposals” section. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.

Procedure for Stockholders and Interested Parties Communications with Directors

The Board of Directors has established a procedure for stockholders and other interested parties to send communications to the Board of Directors. Stockholders and other interested parties may communicate with the Board of Directors generally or with a specific director or the independent directors at any time by writing to the Company’s Corporate Secretary at the Company’s address, 1600 West 7th Street, Fort Worth, Texas 76102. The Corporate Secretary will review all messages received and will forward any message that reasonably appears to be a communication that deals with the functions of the Board of Directors or the standing committees of the Board of Directors, or that otherwise requires the attention of the Board of Directors and the Nominating and Corporate Governance Committee. Communications will be sent as soon as practicable to the director, or group of directors, including the independent directors, to whom they are addressed, or if addressed to the Board of Directors generally, to the chairman of the Nominating and Corporate Governance Committee. Because other appropriate avenues of communication exist for matters that are unrelated to the duties and responsibilities of the Board of Directors, such as general business complaints or employee grievances, communications of such matters will not be forwarded to the Board of Directors. The Corporate Secretary has the option, but not the obligation, to forward these other communications to appropriate channels within the Company.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines, originally adopted in 2016 and most recently revised in April 2019, meet or exceed the listing standards adopted by Nasdaq and are posted on the Investor Relations page of the Company’s website, investors.firstcash.com, and are also available in print upon request to the Company’s Corporate Secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership of Management and Directors

The following tables set forth, as of April 18, 2019, the number and percentage of outstanding shares of Common Stock owned by: (a) each of the Company’s directors or director nominees; (b) the named executive officers as defined in Item 402 of Regulation S-K; and (c) all directors and executive officers, as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To the best of the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

Beneficial Owner	Number of Shares Common Stock		Number of Shares Underlying Exercisable Options or RSUs Vesting Within 60 Days		Total Number of Shares Beneficially Owned	Percent (1)
Directors:
Daniel E. Berce	15,800		530	(3)	16,330	*
Mikel D. Faulkner	5,005		530	(3)	5,535	*
Daniel R. Feehan	100,803	(2)	—		100,803	*
James H. Graves	23,597		530	(3)	24,127	*
Jorge Montaño	3,305		—		3,305	*
Randel G. Owen	3,305		530	(3)	3,835	*

Executive officers:
Rick L. Wessel (also a Director)	799,800		—		799,800	1.85%
R. Douglas Orr	147,500		—		147,500	*
Raul R. Ramos	14,288		—		14,288	*
T. Brent Stuart	8,283		—		8,283	*
Anna M. Alvarado	2,007		—		2,007	*

Executive officers and directors as a group
(11 persons, including the nominees for director)	1,123,693		2,120		1,125,813	2.61%

(1)	Based on 43,141,392 shares of Common Stock issued and outstanding as of April 18, 2019.

(2)	Includes 47,567 shares held in an irrevocable trust of which Mr. Feehan’s wife is the sole trustee.

(3)	Reflects a pro rata portion of unvested restricted stock units that would become vested and convert to shares of Common Stock upon termination of service as a director by reason of retirement.

*	Ownership percentage is less than 0.5%

Beneficial Owners Who Hold More than 5% of the Company’s Common Stock

The table below shows information for persons known by the Company to beneficially own more than 5% of the Company’s Common Stock based on their filings with the SEC through April 18, 2019:

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent (1)
BlackRock, Inc.	6,320,820	(2)	14.65%
55 East 52nd Street New York, NY 10055
The Vanguard Group	4,663,164	(3)	10.81%
100 Vanguard Boulevard Malvern, PA 19355

(1)	Based on 43,141,392 shares of Common Stock issued and outstanding as of April 18, 2019.

(2)
This information is based on a Schedule 13G/A filed with the SEC on January 28, 2019. BlackRock, Inc. reports that it has sole voting power over 6,217,366 shares of Common Stock and sole dispositive power over 6,320,820 shares of Common Stock beneficially owned.

(3)
This information is based on a Schedule 13G/A filed with the SEC on February 11, 2019. The Vanguard Group reports that it has sole dispositive power of 4,569,070 shares of Common Stock, shared dispositive power over 94,094 shares of Common Stock, sole voting power over 90,589 shares of Common Stock and shared voting power over 8,278 shares of Common Stock beneficially owned.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on the reports furnished pursuant to Section 16a-3(e) of the Exchange Act and representations made to the Company, all reports as required under Section 16(a) of the Exchange Act were filed on a timely basis during the year ending December 31, 2018.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2018, Messrs. Faulkner, Graves and Owen served as members of the Compensation Committee, were not and have never been employed by the Company, and did not have any interlocking relationship with another entity requiring disclosure pursuant to SEC rules.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company’s Board of Directors has adopted a policy for the review of transactions in which the Company was a participant, and in which any related party of the Company (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owner of Company stock, or their immediate family members), had a direct or indirect material interest. Pursuant to the Audit Committee Charter, the Audit Committee reviews proposed related party transactions and makes recommendations to the Board of Directors regarding approval or rejection of related party transactions. The Board of Directors reviews the recommendation of the Audit Committee and then approves all related party transactions prior to the Company entering into the transaction. Any such related party transaction is evaluated to determine whether such transaction is for the benefit of the Company and upon terms no less favorable to the Company than if the related party transaction was with an unrelated party. The Company had no transactions, nor are there any currently proposed transactions, in which the Company was or is to be a participant where any related party of the Company (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owner of Company stock, or their immediate family members) had a material direct or indirect interest reportable under applicable SEC rules or that required approval of the Board of Directors under the Company’s related party transaction policy.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. All members of the Audit Committee meet the independence standards and other criteria established by Nasdaq.

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of the Company’s financial reporting process. Management is responsible for the audited financial statements of the Company and for maintaining effective internal control over financial reporting. In discharging its oversight role, the Audit Committee reviewed and discussed with management and RSM US LLP (“RSM”), the Company’s independent registered public accounting firm, the audited financial statements of the Company as of and for the year ended December 31, 2018. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting as well as the independent auditor’s report on the effectiveness of the Company’s internal control over financial reporting. Management’s Report on Internal Control over Financial Reporting is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

The Audit Committee met privately with RSM, and discussed issues deemed significant by the auditor, including those required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee received from RSM the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding RSM’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with RSM its independence from the Company and its management. The Audit Committee also considered whether the provision of non-audit services, if any, by RSM was compatible with maintaining its independence.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements and Management’s Report on Internal Control over Financial Reporting referred to above be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

By the Audit Committee:
Daniel E. Berce
James H. Graves
Randel G. Owen

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates it by reference therein.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected RSM US LLP (“RSM”) as independent accountants to audit the books, records and accounts of the Company for the year ending December 31, 2019. The Board of Directors has endorsed this appointment.

RSM was first engaged in August 2016 as the Company’s principal accountant and has audited the Company’s consolidated financial statements for the three most recent years ended December 31, 2018.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company for the years ended December 31, 2018 and 2017, respectively, were as follows:

	2018	2017
Services Provided:
Audit	$765,181	$835,897
Audit related	—	112,654	(1)
Tax	—	—
All other	—	—
Total	$765,181	$948,551

(1)	Includes $49,654 of audit related fees incurred by Hein & Associates, who previously served as the Company’s independent accountant.

The audit fees for the years ended December 31, 2018 and 2017 were for the audits of the consolidated financial statements of the Company, internal control auditing and reporting as required by Section 404 of the Sarbanes Oxley Act of 2002, issuance of consents, and review of the Company’s SEC filings. The audit related fees for 2017 relate primarily to services provided in connection with the Company’s 2017 senior notes offering.

Audit Committee Pre-Approval Policies and Procedures

The 2018 and 2017 audit and audit related services provided by RSM were approved in advance by the Audit Committee.

The Audit Committee implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the Company’s independent accountants and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved.

Ratification of the Independent Registered Public Accounting Firm

Stockholder ratification of the selection of RSM as the independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of RSM to the stockholders for ratification. In the event the stockholders do not ratify the appointment of RSM as the independent registered public accounting firm for the year ending December 31, 2019, the adverse vote will be considered as a direction to the Audit Committee and the Board of Directors to select other auditors for the following year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the year, it is contemplated that the appointment for the year ending December 31, 2019 will be permitted to stand unless the Audit Committee and the Board of Directors finds other good reason for making a change.

Representatives of RSM are expected to be present at the meeting, with the opportunity to make a statement if desired to do so. Such representatives are also expected to be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the Audit Committee’s selection of RSM.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of RSM as the Company’s independent registered public accountants for the year ending December 31, 2019. Unless marked to the contrary, proxies received from stockholders will be voted in favor of ratifying the appointment of RSM as the Company’s independent registered public accountants for the year ending December 31, 2019.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s Common Stock that may be issued under stockholder-approved plans as of December 31, 2018.

Number of securities
remaining available for
	Number of securities to be		future issuance under equity
	issued upon exercise of	Weighted-average exercise	compensation plans
	outstanding options,	price of outstanding	(excluding securities
	warrants and rights	options, warrants and rights	reflected in column A)
	(A)	(B)	(C)
Plan Category:
Equity compensation plans approved by security holders	334,000 (1)	$39.00 (2)	2,773,000 (3)

Equity compensation plans not approved by security holders	—	—	—
Total	334,000	$39.00	2,773,000

(1)
Amount reflects the maximum number of shares issuable pursuant to the exercise or conversion of stock options and restricted stock units (assuming the performance goals with respect to performance-based restricted stock units are achieved at maximum levels).

(2)	Includes the weighted-average exercise price of outstanding options only as outstanding restricted stock unit awards do not have an exercise price.

(3)
Includes 778,000 shares for future issuance to current and future employees and directors generally, and 1,995,000 shares for future issuance to current and future employees and directors who were not employees of the Company at the date of the Merger, all of which may be issued pursuant to grants of full-value stock awards.

EXECUTIVE OFFICERS

The following table lists the executive officers of the Company as of the date hereof and the capacities in which they serve.

Name	Age	Position
Rick L. Wessel	60	Vice-Chairman and Chief Executive Officer (“CEO”)
T. Brent Stuart	49	President and Chief Operating Officer (“COO”)
R. Douglas Orr	58	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (“CFO”)
Raul R. Ramos	53	Senior Vice President, Latin American Operations
Anna M. Alvarado	40	General Counsel

Rick L. Wessel joined the Company in 1992 and has served as chief executive officer since November 2006 and has been a director since November 1992 and the vice-chairman of the Board of Directors since September 2016. He previously served as president from May 1998 to September 2016, chairman of the board from October 2010 to September 2016, vice-chairman of the board from November 2004 to October 2010 and secretary and treasurer of the Company from May 1992 to November 2006 and the Company’s chief financial officer from May 1992 to December 2002. Prior to February 1992, Mr. Wessel was employed by Price Waterhouse LLP for approximately nine years.

T. Brent Stuart joined the Company in September 2016 in conjunction with the Merger as the president and chief operating officer. Prior to that, Mr. Stuart served as Cash America’s president and chief executive officer since November 2015, Cash America’s president and chief operating officer from May 2015 through October 2015 and served as Cash America’s executive vice president-chief operating officer from January 2015 through April 2015. Prior to that, Mr. Stuart served as the senior vice president-operations for Cash America’s U.S. retail services storefront lending business from July 2010 to January 2015 and as a regional vice president from November 2008 to July 2010. Prior to joining Cash America, Mr. Stuart held various senior leadership roles in the financial services industry, including the position of vice president with Fremont Investment and Loan from 2006 to 2008, senior vice president with Nationstar Mortgage from 2004 to 2006 and vice president with Novastar Financial, Inc. from 2002 to 2004. He also held various leadership positions with CitiFinancial from 1994 to 2002. Mr. Stuart started his career in financial services with Norwest Finance in May 1992.

R. Douglas Orr joined the Company in July 2002 as the vice president of finance. Since January 2003, Mr. Orr has served as the chief financial officer, and since January 2005, Mr. Orr has also served as executive vice president. In addition, Mr. Orr has served as secretary and treasurer since November 2006. Prior to joining the Company, Mr. Orr spent 14 years at Ray & Berndtson, a global executive search firm, where he served in senior executive and financial management roles. Prior to his employment at Ray & Berndtson, Mr. Orr worked for four years at Price Waterhouse LLP.

Raul R. Ramos joined the Company in 1992 to be in charge of the jewelry operations center. Mr. Ramos has served in a progression of operational management roles since he joined the Company, including his current position of senior vice president, Latin American operations and his positions as vice president of operations and other management roles prior to his current role. In this current role, which he has held since May 2013, Mr. Ramos directs all store operations in the Company’s Latin America and South Texas markets. Prior to his employment with the Company, he worked in the pawn and retail jewelry industries.

Anna M. Alvarado joined the Company in 2011 as Associate General Counsel and was promoted to General Counsel in January 2015. Ms. Alvarado leads and directs all aspects of the Company’s legal matters, including government relations in both the U.S. and Latin America. Before joining the Company, she had five years of experience as a trial and litigation attorney with two firms based in Texas. Ms. Alvarado is licensed by the State Bar of Texas and holds a doctors of jurisprudence (JD) and a M.B.A. Before a career in law, she was employed as an accountant.

All officers serve at the discretion of the Board of Directors.

The current executive officers of the Company have significant tenure with the Company and pawn or related industries:

	Years of Experience:
Name	FirstCash		Industry
Rick L. Wessel, CEO	27		27
T. Brent Stuart, COO	10	(1)	26
R. Douglas Orr, CFO	16		16
Raul R. Ramos, SVP Latin American Operations	26		31
Anna M. Alvarado, General Counsel	7		7

(1)	Mr. Stuart joined the Company in September 2016 in conjunction with the Merger as the president and chief operating officer. Prior to that, Mr. Stuart had been employed by Cash America since 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The goal for the FirstCash executive compensation program is to attract, motivate and retain the highest quality executives who will provide leadership for the Company’s growth and success in a dynamic and competitive market. The overriding compensation philosophy of the Company is to promote a “culture of ownership” among its executives by aligning their interests with those of its stockholders. The specific objectives of the Company’s compensation programs include:

•	Linking Company performance with executive compensation, while not encouraging excessive risk-taking;

•	Balancing short- and long-term Company performance with a weighting towards long-term performance; and

•	Aligning executives’ interests with those of stockholders through long-term ownership of Company stock.

The long-term strategy and business plans of FirstCash are focused on growing revenues and operating profits by opening de novo retail pawn locations, acquiring existing pawn stores in strategic markets and increasing revenue and operating profits in existing stores. The Company believes that successfully executing on these strategies will drive long-term growth in shareholder returns.

The Compensation Committee and the Board of Directors continually review and improve its pay practices for its executive officers (who are referred to in this Proxy Statement as the “named executive officers,” or “NEOs”) to ensure they reward and drive superior performance and align with stockholders’ interests. In assessing its performance for internal and external reporting purposes, the Company reviews certain key performance measures which include:

•	Total revenue, segment revenue and core pawn revenue, which is composed of pawn fees and retail merchandise sales;

•	Net income and diluted earnings per share and related adjusted measures;

•	Adjusted EBITDA (Adjusted earnings before net interest expense, tax expense, depreciation expense and amortization expense);

•	Income before income taxes and pre-tax profit margin;

•	Store count additions from both new (“de-novo”) store openings and acquisitions; and

•	Total stockholder returns and other financial return metrics.

2018 Operating Results

Revenue and Store Growth:

The following charts illustrate core pawn revenue, which includes pawn fees and retail merchandise sales, and non-core revenue, which includes revenue from consumer lending operations and wholesale scrap jewelry operations, for each of the last three years, and the number of store locations operated by the Company at the end of each of these years:
Revenue growth highlights for the year ended December 31, 2018:

•
While total revenue for 2018 was relatively flat ($1,781 million compared to $1,780 in 2017), revenue from core pawn operations in 2018 increased $55 million, or 4%, compared to 2017, from $1,562 million to $1,617 million.

•
Core pawn revenues for 2018 in the Latin America segment increased 15% on a dollar-translated basis and increased 17% on a constant currency basis, due primarily to store additions and same-store improvements. Core pawn revenue in the U.S. declined 1% primarily due to certain strategic operational initiatives carried out in the legacy Cash America stores during 2018.

•
Revenue growth from core pawn operations was offset by a $33 million, or 23%, decline in non-core wholesale scrap jewelry revenue and a $21 million, or 27%, decline in non-core consumer loan revenue compared to 2017. Scrap jewelry revenue in 2017 was higher than normal as a result of focused liquidation of excess and aged inventories in the Cash America stores, and the Company has deemphasized its consumer lending operations in recent years due to regulatory constraints and increased internet-based competition for such products.

The Company added a significant number of additional locations during the year ended December 31, 2018:

•	A total of 445 stores were added in 2018:

◦	366 acquired pawn stores in Latin America

◦	52 de novo pawn stores opened in three countries in Latin America

◦	27 acquired pawn stores in the U.S.

•	The year-over-year store count increased 38% in Latin America

•
Primarily due to the closing of 27 stand-alone consumer lending locations, which the Company has continued to deemphasize, the year-over-year store count decreased 2% in the U.S. Excluding these consumer lending location closures, the pawn store count increased 1% in the U.S. compared to the prior year.

•	Net store additions have grown at a compound annual growth rate of 32% over the past three years, which is a key driver of long-term revenue growth

Earnings Results:

The following charts illustrate net income (GAAP and adjusted), diluted earnings per share (GAAP and adjusted), EBITDA, adjusted EBITDA and pre-tax profit margin (GAAP and adjusted) for each of the three years ended December 31, 2018. Adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA and adjusted pre-tax profit margin are non-GAAP financial measures and are calculated in the detailed reconciliation of non-GAAP financial measures provided in Appendix A.

Earnings growth highlights for the year ended December 31, 2018:

•
GAAP net income, which increased 6% compared to the prior year, was impacted by several discrete items effecting year-over-year comparability. Most notably, prior-year GAAP net income (2017) included a non-recurring net $27 million income tax benefit due to the passage of the Tax Cuts and Jobs Act (“Tax Act”), which was partially offset by $6 million in merger and other acquisition expenses and $9 million in debt extinguishment costs. GAAP net income in 2018 reflected a $2 million income tax benefit due to the Tax Act, offset by $5 million in merger and other acquisition expenses and $1 million in consumer lending impairment expenses.

•
Adjusted net income increased 21% based primarily on expansion of operating margins and incremental earnings in both the U.S. and Latin America from store additions. Adjusted net income excludes the net tax benefits, merger and other acquisition expenses, consumer lending impairment expenses and debt extinguishment costs discussed above.

•
GAAP diluted earnings per share increased 14% in 2018, while adjusted earnings per share increased 29% over the prior year. Adjusted diluted earnings per share excludes the net tax benefits, merger and other acquisition expenses, consumer lending impairment expenses and debt extinguishment costs discussed above.

•
EBITDA for 2018 totaled $275 million, an increase of 10% over 2017, and adjusted EBITDA totaled $284 million, an increase of 4% over 2017. The increase in EBITDA and adjusted EBITDA was partially offset by an $19 million, or 28%, decline in gross profit from non-core wholesale scrap jewelry and non-core consumer lending compared to the prior year.

•
Pre-tax profit margin increased 180 basis points to 11.5% and adjusted pre-tax profit margin, which is calculated using a non-GAAP financial measure, increased 100 basis points to 12.0% compared to the prior year.

•	GAAP net income has grown at a compound annual growth rate of 36% over the past three years and adjusted net income has grown at a compound annual growth rate of 32% over the same three-year period.

•	Over the past three years, EBITDA and adjusted EBITDA have grown at a compound annual growth rate of 32% and 29%, respectively.

Overall, the income growth results reflects the Company’s ongoing strategy of increasing its store count and working to increase the margins of its existing stores.

Financial Return Metrics:

The following charts illustrate asset and equity return metrics for each of the three years ended December 31, 2018. Return on tangible assets and return on tangible equity are calculated by excluding goodwill and intangible assets, net from the respective return calculations.

Financial return metric highlights for the year ended December 31, 2018:

•	Return on assets increased 50 basis points to 7.4% while return on tangible assets increased 150 basis points to 13.9% compared to the prior year.

•	Return on equity was 11.2% while return on tangible equity was 37.7%, which represented increases of 140 basis points and 1,110 basis points, respectively, compared to the prior year.

Stockholder Return:

The following charts illustrate total stockholder return for the one, three and five-year periods ended December 31, 2018 for the Company as compared to the 2018 Peer Group (as defined below) and the Russell 2000 index. Total stockholder returns are calculated on a compound annual growth rate basis and include dividends paid and stock repurchases for each period.

Stockholder return metric highlights for the year ended December 31, 2018:

•
The Company’s stockholder return significantly outperformed the comparative indices and its 2018 peer group for the one and three year return periods ended December 31, 2018, and were in-line with the comparative five year return period.

•
The strong comparative return metrics are more impressive when considering the estimated impact of foreign currency exchange rates on the Company’s three-year and five-year stockholder returns. As revenues and expenses of the Company’s operations in Mexico are translated and reported in U.S. dollars at the average exchange rates occurring during the respective period, foreign currency declines significantly reduced the Company’s translated net income generated in Mexico over the respective time periods. The average value of the Mexican peso relative to the U.S. dollar has decreased by 21% and 51% over the three and five year annual periods, respectively.

Impact of Performance on Executive Compensation

The following chart summarizes the performance measures driving 2018 annual incentive compensation for the NEOs (dollars in thousands, except per share amounts):

Performance Measure	2018 Result	Increase Over Prior Year	Percentage of 2018 Target
Adjusted earnings per share	$3.53	29%	109%
Adjusted EBITDA	$284,156	4%	108%
Latin America operations segment revenue (constant currency basis)	$565,223	16%	160%

The Company believes its 2018 results were outstanding, as the Company significantly grew earnings per share and exceeded expectations for key earnings and profitability metrics. In addition, the Company significantly expanded its store base, which the Company believes is a key driver of future long-term revenue and profitability growth. The performance-related payouts under the compensation plans for the CEO, COO and CFO directly reflected these strong performance results. The Company believes the compensation plan payouts in 2018 reflected a proper alignment between pay and performance.

Key Features of the Executive Compensation Program

The Compensation Committee is mindful of evolving practices in executive compensation and corporate governance. The table below highlights the Company’s current executive compensation practices—both the practices it believes will drive performance and mitigate risk (left column) and the practices it has not implemented or eliminated because it does not believe they would serve stockholders’ long-term interests (right column).

What The Executive Compensation Program Does:	What The Executive Compensation Program Does Not Do:
Emphasizes an appropriate mix of cash and equity, annual and long-term compensation and fixed and variable pay. All annual and long-term incentive plans for the top three executives are 100% performance-based
Does not provide for annual cash incentive compensation payouts based on a single performance metric
Pays senior executives’ salaries commensurate with their backgrounds, years of experience, special skill sets and competitive practice	Does not provide guaranteed salary increases for the top three senior executives
Provides annual cash incentive awards which are tied directly to Company performance based primarily on earnings metrics, and secondarily, upon attainment of quantifiable strategic objectives	Does not contemplate discretionary cash awards to the top three senior executives
Provides annual grants of long-term performance-based equity awards based on attainment of cumulative long-term profitability and growth targets

Equity awards are forfeited if the executive leaves the Company voluntarily or is terminated for cause before the vesting date, which is generally three years from the date of grant for the senior executives

Does not provide for automatic, time-based vesting of equity awards for the top three senior executives

Does not allow repricing of underwater stock options without stockholder approval

Has not and does not contemplate out of cycle incentive awards or equity grants to senior executives

Change in control provisions for the senior executive officers have "double trigger" severance and equity benefits in the event of involuntary termination following a change in control in exchange for a two year non-compete and non-solicitation agreement
Does not provide for excise tax gross up protection for executives upon a change in control
Caps the maximum annual incentive award and long-term performance award for the top three executives and provides minimum performance thresholds below which no incentive awards are granted	Does not provide for automatic minimum payout awards for annual or long-term performance awards; all incentives must be earned by the top three executives based on performance criteria
Senior executives participate in the same 401(k) retirement plan as all other domestic employees and receive modest perquisites with a sound business rationale	Does not provide supplemental retirement plans, non-qualified deferred compensation plans or other excessive executive perquisites
Subjects all incentive-based compensation to a “clawback” policy that allows the Company, in the event of a restatement of its financial results, to recover excess amounts erroneously paid to NEOs under certain circumstances
Does not encourage unnecessary or excessive risk taking as a result of the Company’s compensation policies
Provides that NEOs and directors are subject to robust stock ownership guidelines	Does not allow for hedging of Company stock

Role of the Compensation Committee

The Compensation Committee reviews and administers the compensation program for the Company’s executive officers, including recommending to the Board of Directors for approval of the specific compensation of all of the NEOs. Compensation is typically set at the first Compensation Committee meeting each calendar year after reviewing performance for the past year and prospects for the year ahead. The Compensation Committee regularly meets with the CEO, COO and CFO, who provide insight into how individual executives are performing. The Compensation Committee retains broad flexibility in the administration of the Company’s compensation plans.

The Compensation Committee has the authority to engage outside advisors to assist the Compensation Committee in the performance of its duties. In particular, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, CEO or senior executive compensation, including sole authority to approve such consultant’s reasonable fees and other retention terms, all at the Company’s expense.

The Committee’s Use of an Independent Consultant

The Compensation Committee retained the services of Pay Governance, an independent compensation advisory firm, to advise the Compensation Committee on various aspects of the Company’s compensation program. The Compensation Committee assessed Pay Governance's independence, as required under Nasdaq listing rules. Based on this review, the Compensation Committee does not believe any conflict of interest existed with the work performed by Pay Governance and considers them to be independent.

Pay Governance worked with the Compensation Committee and management to develop the 2018 peer group (“2018 Peer Group”) discussed below and made recommendations on revising the targets and maximums under the proposed 2018 annual cash and equity-based incentive plans and also provided recommendations on the performance metrics included in the 2018 incentive plans.

Benchmarking

The Compensation Committee analyzes the compensation practices of a group of peer companies, consisting of other publicly-traded companies primarily in the pawn, specialty consumer finance and specialty retail industries. All of the peer companies are within a range of market cap and revenue size similar to the Company. In determining compensation for its NEOs, each element of its compensation program is compared against the published compensation data of its 2018 Peer Group and other compensation surveys. The Compensation Committee, while mindful of this peer group and survey data, has not established a specific range of compensation for any element of pay from the peer group, but rather, uses the data as a general guideline for discussion and consideration. The overall goal of this process is to enable the Company to provide total compensation packages competitive with prevailing practices in the Company’s industry and within the Company’s peer group.

The Compensation Committee engaged Pay Governance to help construct the 2018 peer group. The following specific factors, among other things, were considered during the construction of the 2018 Peer Group:

•	Market capitalization

•	Revenue

•	Geographic footprint (specifically with international operations in Latin America)

•	Customer base (specifically serving value-conscious retail consumers and/or credit-challenged borrowers)

•	Regulatory environment (specifically in highly regulated pawn, consumer finance and other financial services industries)

The Compensation Committee believes the lack of a significant number of public pawnshop competitors creates difficulty in constructing a direct peer group. Accordingly, the 2018 Peer Group is constructed with input from Pay Governance using a broader group of companies which are indicative of the underbanked, cash-constrained and value-conscious retail consumer the Company targets and which are also aligned with the increasing size and complexity of the organization. The Compensation Committee believes the 2018 Peer Group is a good reference group for the Compensation Committee to consider in benchmarking executive compensation.

The Compensation Committee established the following group of peer companies for benchmarking compensation for 2018:

2018 Peer Group	Industry	Geographic Focus
Pawnshop Companies:
EZCORP, Inc.	Pawnshop operator	United States, Latin America, Canada

Consumer Finance Companies:
Encore Capital Group, Inc.	Specialty consumer finance	Worldwide (including Latin America)
H&R Block, Inc.	Specialty consumer services	United States, Canada, Australia
OneMain Holdings, Inc.	Specialty consumer finance	United States
PRA Group, Inc.	Specialty consumer finance	United States, Canada, Europe
Santander Consumer USA Holdings Inc.	Specialty consumer finance	United States
SLM Corporation	Specialty consumer finance	United States

Retail Companies:
Aaron’s, Inc.	Specialty retail/consumer finance	United States, Canada
Cinemark Holdings, Inc.	Movies and entertainment	United States, Latin America
DSW Inc.	Specialty retail	United States
Five Below, Inc.	Specialty retail	United States
Big Lots, Inc.	Specialty retail	United States
Rent-A-Center, Inc.	Specialty retail/consumer finance	United States, Canada, Latin America, Puerto Rico
Sally Beauty Holdings, Inc.	Specialty retail	North America, Latin America, Europe

The 2018 Peer Group was consistent with the Company’s previous peer group used in 2017 except for the removal of specialty retailer Outerwall, Inc., which became private as a result of its acquisition by Apollo Group, and replaced through the addition of Big Lots, Inc., a U.S.-based specialty retailer which focuses on cash constrained and value-conscious customers.

The table below, based on data compiled by Pay Governance as of December 31, 2017, shows a comparison of FirstCash’s relative percentile rank on market cap and revenues to the 2018 Peer Group:

2018 Peer Group Percentile
Market Cap	58th
Revenues	36th
Assets	38th

In setting the target pay for the 2018 compensation program, the Committee relied on a benchmarking analysis prepared by Pay Governance, which indicated the CEO’s target compensation was at the 43rd percentile of the target pay of the 2018 Peer Group.

Role of the CEO in Executive Compensation Decisions

The Company’s CEO works closely with the Compensation Committee, providing his assessment and recommendations on the competitiveness of the programs and the performance of the other NEOs and makes recommendations for consideration pertaining to the compensation of the NEOs. The Compensation Committee takes these recommendations into consideration and either approves or works with the CEO to develop suitable proposals. The CEO does not, however, participate in discussions and decisions about his own compensation.

2018 Say on Pay Vote

At the Company’s 2018 Annual Meeting of Stockholders, the stockholders approved the compensation of the NEOs with 96% of the votes cast in favor of the Company’s compensation programs. Additionally, the Company’s senior executives meet regularly with significant stockholders, and during 2018 did not receive substantive comments or inquiries regarding concerns around the compensation programs. Given the strong stockholder support for the Company’s compensation programs evidenced by the 2018 say on pay vote and the lack of direct comment from stockholders, the Company did not engage in a specific outreach program with stockholders regarding changes to its executive compensation program. Future advisory votes on executive compensation will serve as an additional tool to guide the Board of Directors and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.

Elements of Compensation

The Company’s principal focus is on total direct compensation, which includes a smaller guaranteed portion and a larger at-risk portion. The types of compensation paid to the NEOs currently consists of salary, annual performance-based cash incentives, annual cash bonuses to NEOs other than the CEO, COO and CFO, and long-term incentive compensation (primarily in the form of performance-based restricted stock units as well as time-based restricted stock units for NEOs other than the CEO, COO and CFO).

The following table summarizes the key elements of compensation for the CEO, COO and CFO:

	Base Salary	Annual Performance Incentive Plan (“APIP”)	Long-Term Incentive Plan (“LTIP”)
Form of compensation	Cash	Cash	Equity — Performance-Based Restricted Stock
Type	Fixed	Performance-based	Performance-based
Purpose	Fixed pay	Drive short-term performance	Drive long-term performance, align management interests with those of stockholders and promote retention
Performance period	Ongoing	1 year	3 years
Performance measures	N/A	Financial Metrics (adjusted earnings per share, adjusted EBITDA, Latin America operations segment revenue/net revenue growth)	Financial Metrics (adjusted net income, store growth)
Payment/grant date	Ongoing	Paid annually, typically in January, for prior year performance	Shares generally vest in January following a three-year cumulative performance period
Performance determination	Based in part on individual performance, experience and expertise	Formulaic	Formulaic

“At-Risk” Pay Mix

A significant portion of the compensation for the Company’s NEOs is in the form of at-risk variable compensation. The Company believes this appropriately aligns the interests of its NEOs with those of its stockholders. For the CEO, COO and CFO, the only significant element of fixed compensation is their salary. All annual cash awards and all equity awards are variable under objective, performance-based plans. The Company does not grant time vested awards to these individuals nor does it provide for other supplemental retirement plans or other non-qualified plans, which are typically not performance-based.

For 2018, the Compensation Committee increased the percentage of the CEO’s target compensation tied to long-term performance incentives, which in turn reduced the percentage of compensation tied to salary and short-term incentives and better aligns CEO and stockholder interests. The mix of compensation elements at target award levels for the CEO used in 2017 and 2018 are as follows:

Salary

The Company offers what it believes to be competitive salaries to its NEOs. The salary must be sufficient to attract and retain talented executives and provide a secure base of cash compensation. In addition, salary levels for the Company’s NEOs are set at levels the Compensation Committee believes to be, based on its general business experience and review of peer company data, competitive in relation to the salary levels of executive officers in the Company’s peer group, taking into consideration the NEO’s position, tenure, responsibility and need for special expertise.

Annual salary increases, typically determined in January of each year, are not assured for the three most senior NEOs and adjustments to salaries take into account subjective factors such as the executive’s performance against job expectations, changes in the market and increased job responsibilities and experience.

In setting the CEO’s salary, in particular, the Compensation Committee believes that Mr. Wessel’s long tenure with the Company and significant complexity of operating over 2,500 pawn locations in five countries warrant a salary above the median for the peer group. For 2018, the CEO’s salary was $1,175,000, compared to 1,075,000 in 2017. Including the 9% increase in 2018, the compound annual growth rate in the CEO’s salary over the past five years was 4%. The average salary increase in 2018 for the other NEOs was 5%.

Short-Term Incentive Compensation

The Company’s short-term incentive plans for the NEOs are intended to drive annual operating and financial results deemed crucial to the Company’s success.

Annual Performance Incentive Plan - For 2018, the CEO, COO and the CFO were granted opportunities to earn annual incentive compensation through the APIP. The APIP provides for the payment of annual cash incentive compensation based upon the achievement of performance goals established annually by the Compensation Committee, based on specified objective performance measures.

To determine amounts earned under the APIP, the Compensation Committee measures the performance of the Company against an annual business plan prepared by management and reviewed and approved by the Board of Directors at the beginning of the year. The Company’s level of achievement of the performance goals set forth in the annual business plan, which are inclusive of estimated stock repurchases, will result in the payment of a cash incentive award equal to a percentage of the salary of the participating NEO. The performance goals are approved by the Compensation Committee and designed to reinforce the Company’s focus on profitability and enhancement of long-term stockholder value. The participants may earn annual cash incentives between 0% and a stated maximum percentage of their respective salary, as set forth in the following table. The range of percentages for each participating NEO are based on the scope of the officer’s responsibilities, internal pay equity among participating NEOs with similar responsibilities and competitive considerations, and are reviewed annually by the Compensation Committee.

For 2018, the Compensation Committee established the following performance measures for the APIP:

•	Adjusted earnings per share

•	Adjusted EBITDA

•	Growth in Latin America operations segment revenue or net revenue (on a constant currency basis)

The following table sets forth the weighting of each performance measure and each participant’s threshold, target and maximum payout opportunities, as a percentage of their salary, for each performance measure:

	Diluted Adjusted Earnings Per Share (1)		Adjusted EBITDA (1)		Latin America Operations Segment Revenue/Net Revenue Growth (1) (2)		Total
	CEO	COO/CFO	CEO	COO/CFO	CEO	COO/CFO	CEO	COO/CFO
Weighting	35%		35%		30%		100%
Threshold (3)	21.0%	17.5%	21.0%	17.5%	18.0%	15.0%	18%	15%
Target	52.5%	43.8%	52.5%	43.8%	45.0%	37.5%	150%	125%
Maximum	105.0%	70.0%	105.0%	70.0%	90.0%	60.0%	300%	200%

(1)	See the detailed reconciliation of non-GAAP financial measures in Appendix A.

(2)
Actual performance is determined based on the greater of Latin America operations segment total revenue or net revenue growth. The Compensation Committee provided for the greater of the two targets to achieve the performance measure given the rigor of the performance goals.

(3)	No award is earned if actual performance is less than this threshold amount.

The Compensation Committee believes the nature and mix of these performance measures provides an appropriate mix of short-term targets directed primarily at earnings growth (adjusted earnings per share and adjusted EBITDA). The adjusted earnings per share performance measure represents the performance metric which the Compensation Committee believes most impacts stockholder returns over a one-year period. The adjusted EBITDA performance measure is also focused on the achievement of earnings growth, but excludes the impact of share repurchases, financing activities and tax strategies, resulting in a pure measure of core operating profitability. The Latin America revenue or net revenue performance measure is focused on growth in what the Company believes is its most significant and key growth market, and where it has focused much of its store opening and acquisition activity.

In setting the performance goals for the 2018 APIP, the Compensation Committee considered the following estimated impacts of 2018 share repurchases, foreign currency translation and the expected decline in earnings from non-core consumer lending activities on the adjusted earnings per share and adjusted EBITDA performance measures:

•	The adjusted earnings per share goal for 2018 included an estimated accretive impact on earnings of approximately $0.02 per share as a result of 2018 share repurchases.

•
In setting the performance goals for the adjusted earnings per share and adjusted EBITDA performance measures, the Compensation Committee considered the estimated impacts of currency translation. In 2018, 31% of the Company’s total revenues were from operations in Latin America, primarily in Mexico, where the functional currency is the Mexican peso. As a result, changes in the value of the Mexican peso against the U.S. dollar can significantly impact the Company’s U.S. dollar-reported revenues and earnings. The Company does not believe it is appropriate to hedge its foreign currency exposure as it does not repatriate foreign profits back to the U.S. Rather, the Company uses its foreign earnings and cash flows to fund the opening and acquisition of new stores in these foreign markets. The actual average exchange rate for the Mexican Peso was 18.9 to 1 in 2017. At the time the 2018 earnings targets were established, the Company forecast an average exchange rate of 20.0 to 1 for 2018, which implied an earnings reduction of $0.08 to $0.10 per share in 2018. In setting the target for Latin America operations segment revenue or net revenue performance, the measure was established on a constant currency basis, and accordingly, is not impacted by foreign currency translation.

•
The Company continues to de-emphasize consumer lending operations because of increasing internet-based competition and regulatory constraints which have led to expected declines in earnings from the Company’s non-core consumer lending operations. The Company’s operating plan for 2018 reflected expected strategic reductions in its consumer lending operations, which translated into an expected decline of $0.14 to $0.17 per share.

The estimated impacts of 2018 share repurchases, foreign currency translation and the expected decline in earnings from non-core consumer lending activities on the adjusted earnings per share and adjusted EBITDA performance measures are as follows (dollars in thousands except per share amounts):

	Adjusted Earnings Per Share			Adjusted EBITDA
	Threshold (1)	Target	Maximum	Threshold (1)	Target	Maximum
Stated 2018 APIP performance goals	$3.10	$3.25	$3.50	$252,000	$262,000	$278,000

Considered adjustments:
Estimated impact from 2018 share repurchases	(0.02)	(0.02)	(0.02)	—	—	—
Estimated currency translation headwind (2)	$0.09	$0.09	$0.09	$5,986	$5,986	$5,986
Estimated non-core consumer lending contraction (2)	$0.16	$0.16	$0.16	$10,099	$10,099	$10,099
Adjusted 2018 APIP performance goals	$3.33	$3.48	$3.73	$268,085	$278,085	$294,085
Adjusted growth rate 2018 vs 2017 (3)	22%	27%	36%	(2)%	2%	8%

(1)	No award is earned if actual performance is less than this threshold amount.

(2)	Amount represents the mid-point of the range provided in the Company’s February 2018 press release in the Form 8-K dated February 1, 2018.

(3)	Actual adjusted earnings per share in 2017 was $2.74 and actual adjusted EBITDA was $273.2 million in 2017.

The Compensation Committee believes that after considering the adjustments to the adjusted earnings per share and adjusted EBITDA performance measures as detailed herein, the growth rates for the 2018 performance goals represented a significant degree of rigor.

The following table sets forth the performance goals for each of the 2018 APIP performance measures, the actual performance achieved and the related percentage of each participant’s salary earned (dollars in thousands except per share amounts):

	Performance Goals			2018 Actual	Percent of Base Salary Earned
Performance Measure	Threshold (1)	Target	Maximum	Performance	CEO	COO/CFO
Adjusted diluted earnings per share	$3.10	$3.25	$3.50	$3.53	105%	70%
Adjusted EBITDA	$252,000	$262,000	$278,000	$284,156	105%	70%
Latin America operations segment revenue (constant currency)	7%	10%	15%	16%	90%	60%
Total percent of salary earned					300%	200%

(1)	No award is earned if actual performance is less than this threshold amount.

The Compensation Committee believes the payouts earned under the 2018 APIP appropriately reflect the Company’s strong operating results.

•
For the two primary performance measures, adjusted earnings per share and adjusted EBITDA, the Company achieved 109% and 108% of the target amount, respectively. The actual 2018 performance exceeded the upper end of Company’s initial earnings guidance ranges for both adjusted earnings per share and adjusted EBITDA. The performance, which was primarily the result of significantly greater earnings contributions from core pawn operations, was partially offset by greater than projected earnings declines from non-core consumer lending operations. The Company believes the 2018 earnings results contributed significantly to the out-performance of the Company’s stock compared to market indices during 2018.

•
In considering actual 2018 earnings performance results compared directly to the projected adjustments discussed above for 2018 share repurchases, foreign currency translation and the expected decline in earnings from non-core consumer lending activities, the Company noted the following:

◦	Share repurchases in 2018 resulted in earnings per share accretion of approximately $0.02 per share, which equaled the estimate.

◦
The 2018 average exchange rate of 19.2 pesos / dollar negatively impacted earnings per share by $0.02 when compared to the 2017 average exchange rate of 18.9 pesos / dollar, which compared favorably to a projected impact $0.09 per share.

◦
Declines in the Company’s non-core consumer lending operations resulted in a negative impact of approximately $0.26 per share compared to 2017, primarily due to the Company more aggressively closing consumer loan stores and discontinuing ancillary unsecured consumer loan products in certain pawnshops, which compared negatively to the estimate of $0.16 per share.

◦	The combined realized impact of these discrete adjustments negatively impacted earnings by $.26 per share compared to the projected impact of $0.23 provided in the goals.

•
For the third performance measure, constant currency revenues in the Latin America operations segment increased 16%, driven by same-store revenue growth of 6% and the addition of 418 stores in Latin America through de novo store opening or acquisitions. This result significantly exceeded the expected revenue growth implied from the Company’s original 2018 earning guidance. The Company believes the store additions and increasing revenue in its most significant growth market is key to further earnings expansion.

The Compensation Committee believes stockholders shared in the growth and strong performance as demonstrated by the 8% total stockholder return in 2018, especially when compared to the returns of the Russell 2000 index and 2018 Peer Group as shown below:

As a result, the Compensation Committee believes the levels of compensation delivered to the most senior executives under the APIP plan reflects appropriate pay levels given the performance during 2018.

Cash Bonuses - The Company has rarely paid a discretionary bonus to the three most senior executives participating in the APIP and no discretionary cash bonuses were awarded to any APIP participant since 2013. The Compensation Committee does not intend to make discretionary payments to the CEO, COO or CFO in the future. Annual cash bonuses may be paid to certain other NEOs and other employees to reflect the breadth of their expertise and responsibility, achievement of certain financial or strategic results and to make the cash component of compensation competitive with that of the Company’s peers. While the Company maintains broad discretion to vary overall cash compensation for a given year by varying the amount, if any, of such cash bonuses, these bonuses are typically determined by evaluating financial and strategic targets such as revenues, operating profits and margins and store additions, among other criteria, in a manner similar to the most senior executives. These cash bonuses may reflect a material part of the NEOs’ overall compensation, with payments commensurate with the executive’s position, responsibilities and individual and overall Company performance. Annual cash bonuses paid to other NEOs are reviewed and approved by the Compensation Committee based on the CEO’s recommendation. The 2018 cash bonus awards to NEOs consisted of $800,000 to Mr. Ramos and $400,000 to Ms. Alvarado.

Long-Term Incentive Compensation

The Company makes annual equity awards to its NEOs and certain other employees to provide incentive for them to achieve targeted levels of financial performance and stay with the Company over the long term, and align their interests with those of the Company’s stockholders. These equity awards also provide additional flexibility to the Compensation Committee to reward superior performance by NEOs and certain other employees.

The Compensation Committee has established an LTIP for the CEO, COO and CFO. Performance-based restricted stock units granted under the LTIP vest over multi-year periods, contingent upon the Company attaining defined performance goals. The Compensation Committee certifies the attainment of the performance goals upon completion of the respective performance periods, and any earned shares are distributed to participants following the end of such performance periods. The grants have specific rules related to the treatment of the awards in the event of termination for cause, voluntary resignation, retirement, involuntary termination and change in control, which are described later under “Summary of Potential Payments Upon Termination or a Change in Control.”

The date of grant for all equity awards granted is the date of Compensation Committee approval. The Company does not have a program, plan or practice of timing the grant of equity awards in coordination with the release of material non-public information. The Company believes all such equity grants as described herein align the executives’ interests with those of the Company’s stockholders.

2018 Performance-Based Restricted Stock Units Granted Under the LTIP - In 2018, performance-based restricted stock units were granted under the LTIP to the CEO, COO and CFO. The shares vest at the end of a three-year cumulative performance period beginning on January 1, 2018 and ending on December 31, 2020. To determine the number of restricted stock awards that vest under the LTIP, the Compensation Committee measures the three-year cumulative performance of the Company against three-year cumulative performance goals approved by the Compensation Committee in the first quarter of the year of the initial grant. The Company’s level of achievement of the performance goals set forth in the three-year cumulative performance period will result in the vesting of restricted stock awards between zero and a stated maximum number of shares on December 31, 2020. The performance goals are designed to reinforce the Company’s focus on profitability and enhancement of long-term stockholder value. The range of percentages for each participating executive officer are based on the scope of the officer’s responsibilities, internal pay equity among participating executive officers with similar responsibilities and competitive considerations and are reviewed annually by the Compensation Committee.

For 2018, the Compensation Committee established the following performance measures for the LTIP award program:

•	Adjusted net income

•	Store additions

The Compensation Committee believes adjusted net income and store additions are proper metrics to use for long-term performance evaluation. Cumulative net income over a three-year period would likely be closely followed by stockholders and have an impact on long-term stockholder returns. By definition, the adjusted net income measure includes all normal and recurring operating expenses, including financing costs, while excluding any potential benefit from share repurchases. The growth in store locations is considered a key driver of future long-term revenue and profitability growth. Almost all of the Company’s customers access the Company’s products and services directly from neighborhood-based retail locations. Accordingly, store growth, from both acquisitions and new store openings, is critical for accessing new customers in new and expanding markets. The Compensation Committee does not utilize relative performance measures in the LTIP program due to the very limited number of direct peer companies in the pawn industry.

The following table sets forth each participant’s threshold, target and maximum stock grant opportunities available for each of the 2018 LTIP performance measures:

	Adjusted Net Income			Store Additions			Total
Participant	Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
CEO	4,000	16,000	24,000	6,000	24,000	36,000	4,000	40,000	60,000
COO	1,400	5,600	8,400	2,100	8,400	12,600	1,400	14,000	21,000
CFO	1,400	5,600	8,400	2,100	8,400	12,600	1,400	14,000	21,000

The following table sets forth each participant’s target payout opportunity based on the grant date fair value of the awards available for each of the 2018 LTIP performance measures:

Participant	Adjusted Net Income	Store Additions	Total
CEO	$1,170,400	$1,755,600	$2,926,000
COO	409,640	614,460	1,024,100
CFO	409,640	614,460	1,024,100

Adjusted Net Income Goal - The cumulative three-year performance goal for adjusted net income is based on target net income for 2018 (consistent with target profitability metrics utilized in the APIP) with increases in 2019 and 2020 based on a long-term earnings growth rate established by the Compensation Committee. The Compensation Committee established the adjusted net income goal to ensure alignment with the Company’s long-term internal targets for revenue and earnings growth, while also balancing the risk of over-incentivizing growth.

Store Addition Goal - The cumulative three-year performance goal for store additions is based on the store additions budgeted for 2018 with increases in 2019 and 2020 based on a long-term store growth formula established by the Compensation Committee. The Compensation Committee established the store addition goal to ensure alignment with the Company’s long-term internal targets for revenue and earnings growth, while also balancing the risk of over-incentivizing growth.

Pending acquisition activity is a consideration when setting cumulative store addition targets if such pending acquisitions have a high degree of certainty for closing. Over the past few years, the Company has targeted to add approximately 75 stores per year, net of pending acquisitions. While acquisitions are included in the store additions, they typically decrease the number of de novo store openings during the integration period following an acquisition because of the increased effort required to staff and integrate the newly-acquired stores into the Company’s internal systems. When the cumulative targets for the 2018 award cycle were set by the Compensation Committee, there were no pending acquisitions with a high degree of certainty for closing.

LTIP Historical Vesting - In conjunction with the Merger, the Compensation Committee modified the LTIP by implementing certain enhancements to restricted stock units granted in 2017 and thereafter. These changes included, among other things, establishing a three-year cumulative performance measurement period to replace prior years’ series of stacked one-year performance periods as well as providing for a range of vesting outcomes (i.e., a performance range between defined threshold and maximum performance parameters) versus the prior years’ single point outcomes (i.e., either the target performance was met and shares vested or the target performance was not met and no shares vested). As a result, restricted stock unit awards granted post-Merger have not met the three-year cumulative performance measurement period and the Compensation Committee cannot yet assess the rigor in setting the long-performance goals for post-Merger grants. However, 42% of restricted stock units granted in the three years prior to the Merger (2013, 2014 and 2015 grants) were forfeited as a result of not meeting the respective long-term performance goals. The Compensation Committee believes the historical forfeiture levels under the LTIP demonstrate an appropriate level of historical rigor in setting the long-term performance goals and believes the 2018 performance goals represented a significant degree of rigor.

In 2016, the CEO and CFO were granted awards of performance-based restricted stock under the LTIP (30,000 shares to the CEO and 10,000 shares to the CFO), which vest in four equal annual installments based on the attainment of an annual performance target of adjusted EBITDA. The adjusted EBITDA target for each of the annual vesting periods was set by the Compensation Committee in early 2016, which was prior to the Merger. Actual 2018 adjusted EBITDA was $284 million compared to the 2018 target of $149 million, and accordingly, 100% of the shares available for vesting in 2018 were earned. The COO did not participate in this grant as it was made prior to the Merger, when he joined FirstCash.

2018 Other Restricted Stock Unit Awards - During 2018, the Company also granted a total of 4,000 shares of time-based restricted stock units to two of the NEOs of the Company (Mr. Ramos and Ms. Alvarado). While the Company maintains broad discretion over time-based grants, these grants are typically determined by evaluating financial and strategic targets such as revenues, operating profits and margins and store additions, among other things, with grants commensurate with the NEO’s position, responsibilities and individual and overall Company performance. These time-based awards vest ratably on an annual basis beginning in January 2019 and become fully vested in January 2023. The grants have specific rules related to the treatment of the awards in the event of termination for cause, voluntary resignation, retirement, involuntary termination and change in control.

Compensation Plan Actions for 2019

As a result of the continued efforts to improve its pay practices, the Company has made certain changes in its compensation programs and practices beginning in 2019. Based on recommendations by Pay Governance and the Compensation Committee, the following changes were approved and implemented for the executive compensation plans in 2019:

•	In an effort to further align the pay mix with the market, the Committee increased the performance-based restricted stock unit component of pay for the CEO, COO & CFO. Specifically,

◦	Salaries in 2019 remained unchanged from 2018 salary levels for the CEO, COO and CFO;

◦	Target and maximum payout opportunities under the cash-based APIP for 2019 remained unchanged from 2018;

◦	The only increase in target compensation will be derived from the LTIP awards.

The following chart compares the resulting target pay mix for the CEO in 2019 compared to the prior years:

CEO Pay Mix	2017	2018	2019
Salary	22%	20%	18%
APIP	33%	30%	27%
LTIP	45%	50%	55%

•	Additional changes in the compensation program for 2019 include:

◦
The three performance measures for the APIP were modified to give heavier weight to earnings measures with adjusted EPS and adjusted EBITDA each weighted at 40% for a total of 80%, as compared to 70% in 2018, while Latin America segment operations revenue growth will be weighted at 20% compared to 30% in 2018;

◦	A third performance measure, growth in constant currency core pawn revenue (retail merchandise sales and pawn fees) was added to the LTIP;

◦	The three LTIP performance measures were weighted as follows: Net income 40%, pawn revenue growth 40% and store openings 20%; and

◦	The store addition target in the LTIP was modified to measure only de novo store openings, rather than total store additions.

Perquisites and Personal Benefits

Certain NEOs received additional remuneration consistent with the Company’s approach to hiring and retaining key personnel. Such perquisites include matching contributions to 401(k) accounts, health insurance, life insurance, disability insurance, automobile allowances, club memberships and certain opportunities to travel using the Company’s aircraft.

The Company does not provide supplemental non-qualified retirement plans to any of its executives and no executive other the CEO received more than $10,000 in perquisites and personal benefits.

The aggregate incremental cost to the Company during 2018 of such benefits is reflected in the Summary Compensation Table below.

Anti-Hedging Policy

The Company’s insider trading policy prohibits all of its directors, officers and employees from engaging in “short sales” or “sales against the box” or trading in puts, calls, warrants or other derivative instruments on the Company’s securities. The Board of Directors believes this prohibition further aligns the interests of directors and executives with those of stockholders, facilitates compliance with insider-trading and other applicable laws, and aids in preventing directors and executives from subjecting themselves to an actual or potential conflict of interest with the Company or creating the appearance of such a conflict.

Executive Stock Ownership and Retention Guidelines

The Company’s Board of Directors has adopted stock ownership guidelines pursuant to which all NEOs are expected to own shares of Company stock, or hold unvested time-based restricted stock awards, equal in total to a multiple of the NEO’s salary, as follows:

Participant	Target Multiple			Current Multiple as of April 18, 2019
Rick L. Wessel, CEO	5	x	Salary	60.8	x	Salary
T. Brent Stuart, COO	3	x	Salary	1.0	x	Salary
R. Douglas Orr, CFO	3	x	Salary	19.5	x	Salary
Raul R. Ramos, SVP Latin American Operations	1	x	Salary	3.8	x	Salary
Anna M. Alvarado, General Counsel	1	x	Salary	1.6	x	Salary

Until an executive has satisfied the stock ownership guidelines, they are required to retain 75% of the after-tax shares received upon the exercise or vesting of equity incentive awards. Furthermore, any sales of Company stock by an executive will be permitted only to the extent the executive will continue to meet the guidelines immediately following such sale. NEOs have five years after they first become eligible for the executive stock ownership guidelines to achieve the target multiple. Those NEOs above who have not yet achieved their respective target multiples are still within the five-year period.

Clawback Policy

The Company’s Board of Directors has adopted an executive compensation recovery, or “clawback,” policy that applies to all NEOs in the event the Company is required to restate its financial statements. The Compensation Committee may seek recovery of any short- or long-term incentive payment or award granted to executive officers during the three years preceding such restatement where (1) the payment or award grant was calculated based on achievement of the misstated financial results; (2) the Board of Directors determines the executive engaged in intentional misconduct that materially contributed to the need for the restatement; and (3) a lower payment or award grant would have been made to the executive based upon the restated financial results.

In addition, if the Company is required, as a result of misconduct, to restate its financial results due to its material noncompliance with any financial reporting requirements under the federal securities laws, its CEO and CFO may be legally required to reimburse the Company for any bonus or other incentive-based compensation they received pursuant to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any year to the chief executive officer or chief financial officer (at any time during the year), and the three other most highly compensated executive officers (as of the end of any year). Prior to the enactment of the Tax Cuts and Jobs Act (“Tax Act”) in December 2017, certain types of performance-based compensation were excluded from the $1 million deduction limit if specific requirements were met. Under the Tax Act, this special exclusion for performance-based compensation was eliminated with respect to taxable years beginning after December 31, 2017 with certain limited grandfathered exceptions. As a result of the enactment of the Tax Act, compensation to certain NEOs in excess of $1 million will generally not be tax deductible beginning with the year ending December 31, 2018.

The Compensation Committee, where possible and considered appropriate, strives to preserve corporate tax deductions, including the deductibility of compensation to NEOs, although tax deductibility is not the primary factor used by the Compensation Committee in setting compensation and will become less of a factor used by the Compensation Committee considering the changes made to Section 162(m) of the Code as provided in the Tax Act. The Compensation Committee also reserves flexibility where it is deemed necessary and in the best interests of the Company and its stockholders to continue to attract and retain the best possible executive talent, to approve compensation arrangements that are not necessarily fully tax deductible to the Company. While the Compensation Committee expects it will provide for compensation that will not be deductible under Section 162(m) of the Code, it will continue to structure the executive compensation program so that a significant portion of total executive compensation is linked to the performance of the Company.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

Members of the Compensation Committee:
Randel G. Owen
Mikel D. Faulkner
James H. Graves

The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference herein.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by the 2018 NEOs for the years ended December 31, 2018, 2017 and 2016.

					Non-
					Equity
					Incentive
					Plan	All Other
Name and				Stock	Compen-	Compen-
Principal		Salary	Bonus	Awards	sation	sation	Total
Position	Year	$	$	$ (1)	$ (2)	(3)	$
Rick L. Wessel,	2018	1,175,000	—	2,926,000	3,525,000	178,440	7,804,440
Vice-Chairman, Chief	2017	1,075,000	—	2,144,423	2,825,945	126,631	6,171,999
Executive Officer	2016	1,050,000	—	1,378,000	3,675,000	103,210	6,206,210

T. Brent Stuart,	2018	725,000	—	1,024,100	1,450,000	—	3,199,100
President, Chief Operating	2017	700,000	—	965,000	1,270,075	—	2,935,075
Officer (4)	2016	183,000	—	—	—	12,182	195,182

R. Douglas Orr,	2018	675,000	—	1,024,100	1,350,000	—	3,049,100
EVP, Chief Financial	2017	650,000	—	965,000	1,179,356	—	2,794,356
Officer, Secretary, Treasurer	2016	500,000	—	459,000	1,250,000	—	2,209,000

Raul R. Ramos,	2018	420,000	800,000	73,150	—	—	1,293,150
SVP Latin American	2017	400,000	625,000	44,250	—	—	1,069,250
Operations	2016	355,000	550,000	—	—	—	905,000

Anna M. Alvarado	2018	500,000	400,000	219,450	—	—	1,119,450
General Counsel	2017	450,000	350,000	88,500	—	—	888,500

(1)
Amounts represent the aggregate grant date fair value determined in accordance with FASB ASC Topic 718 of restricted stock awards granted under the terms of the Company’s LTIP, which are described in the “Long-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. For performance-based awards issued to the CEO, COO and CFO, the grant date fair value was determined by multiplying the number of shares that would be issued based upon achievement of the target award by the closing market price of the Company’s Common Stock on the date of the grant. Assuming the performance measures for the 2018 performance grants would be achieved at maximum levels, the grant date fair value of the awards would be $4,389,000 for the CEO and $1,536,150 for the COO and CFO.

(2)
Amounts represent cash incentive awards earned under the terms of the Company’s APIP. The APIP provides for the payment of annual cash incentive compensation based upon the achievement of performance goals established annually by the Compensation Committee based on one or more specified performance criteria, as more fully described in the “Compensation Discussion and Analysis” above.

(3)
The Company provides the NEOs with certain group life, health, medical, and other noncash benefits generally available to all salaried employees that are not included in this column pursuant to SEC rules. As permitted by SEC rules, no amounts are shown in this table for perquisites and personal benefits for any individual NEOs for whom such amounts do not exceed $10,000 in the aggregate.

Mr. Wessel’s all other compensation for 2018 includes matching contributions under the First Cash 401(k) Profit Sharing Plan of $6,875, an automobile allowance of $7,621, reimbursement for dues at a country club in the amount of $22,057, Company-paid health insurance premiums in the amount of $7,550, allowance for tax preparation fees of $3,000 and personal use of the corporate aircraft of $131,337. The incremental cost of the personal use of the corporate aircraft was determined on a per flight and/or hours used basis based on variable costs associated with personal flight activity. The variable costs used in the calculation included fuel, crew compensation and travel, certain maintenance and repair expenses, related unoccupied positioning, or “deadhead,” flights, landing/parking and supplies.

(4)
Mr. Stuart joined the Company in September 2016, in conjunction with the Merger, as the president and chief operating officer. Prior to that, Mr. Stuart served as Cash America’s president and chief executive officer. While employed with Cash America during the period from January 1 through August 31, 2016, Mr. Stuart earned a salary of $367,000, a performance-based short-term incentive award of $1,100,000 under the terms of Cash

America’s short-term incentive plan (based on the achievement of certain financial objectives of Cash America through the date of the Merger) and primarily performance-based restricted stock awards granted under the terms of Cash America’s long-term incentive plan with an aggregate grant date fair value, determined in accordance with FASB ASC Topic 718, of $826,246 (based on the targeted attainment metrics of the performance-based awards). For a description of Cash America’s short- and long-term incentive plans, see Cash America’s proxy statement on Schedule 14A filed with the SEC on April 7, 2016.

Grants of Plan-Based Awards for 2018

The following table provides information regarding individual grants of plan-based awards to the NEOs during 2018. Except as set forth below, there were no other grants of equity or non-equity awards to NEOs during 2018.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5) $
		Thresh- old (3) ($)	Target ($)	Maximum ($)	Thresh- old (3) (#)	Target (#)	Maximum (#)
Wessel	—	212,000	1,763,000	3,525,000	—	—	—	—	—	—	—
	Jan. 30, 2018	—	—	—	4,000	40,000	60,000	—	—	—	2,926,000

Stuart		109,000	906,000	1,450,000	—	—	—	—	—	—	—
	Jan. 30, 2018	—	—	—	1,400	14,000	21,000	—	—	—	1,024,100

Orr	—	101,000	844,000	1,350,000	—	—	—	—	—	—	—
	Jan. 30, 2018	—	—	—	1,400	14,000	21,000	—	—	—	1,024,100

Ramos	Jan. 30, 2018	—	—	—	—	—	—	1,000	—	—	73,150

Alvarado	Jan. 30, 2018	—	—	—	—	—	—	3,000	—	—	219,450

(1)
Amounts represent threshold, target and maximum potential payouts under the terms of the APIP, which is described in the “Short-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. The actual payouts awarded under the terms of APIP were $3,525,000, $1,450,000 and $1,350,000 to Messrs. Wessel, Stuart and Orr, respectively, and such amounts are reflected in the “Summary Compensation Table” above.

(2)
Amounts represent the number of shares granted and which may be earned under the LTIP, which is described in the “Long-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. The awards for Messrs. Wessel, Stuart and Orr vest at the end of a cumulative three-year period ending on December 31, 2020 and therefore, none of the awards have vested.

(3)	No award is earned if actual performance is less than this threshold amount.

(4)	The awards for Mr. Ramos and Ms. Alvarado vest ratably over time beginning in January 2019 and become fully vested in January 2023.

(5)	Amount represents the grant date fair value based on the target award for equity incentive plan awards.

Outstanding Equity Awards as of December 31, 2018

The following table provides information on the holdings of stock options and stock awards by the NEOs as of December 31, 2018. Each outstanding option and stock award is shown separately for each NEO.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (7) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (7) ($)
Wessel	—		—		—	—	—	—		—	7,500	(2)	542,625
											44,444	(3)	3,215,523
											40,000	(4)	2,894,000

Stuart	—		—		—	—	—	—		—	20,000	(3)	1,447,000
											14,000	(4)	1,012,900

Orr	—		—		—	—	—	—		—	2,500	(2)	180,875
											20,000	(3)	1,447,000
											14,000	(4)	1,012,900

Ramos	10,000	(1)	30,000	(1)		38.00	11/2021	800	(5)	57,880	—		—
	—		—			—	—	1,000	(6)	72,350	—		—

Alvarado	—		—		—	—	—	1,600	(5)	115,760	—		—
	—		—		—	—	—	3,000	(6)	217,050	—		—

(1)	Option award granted in 2011. Vesting is time-based with 10,000 shares vesting on July 1, 2018, 2019, 2020 and 2021, respectively.

(2)
The 2016 restricted stock awards granted under the LTIP to current NEOs consisted of 30,000 shares to the CEO and 10,000 shares to the CFO; 25% of the awards were eligible for performance-based vesting based upon achievement of performance measures in 2016, 2017, 2018 and 2019. The performance measure is defined as adjusted EBITDA growth over the comparative base period.

(3)
The 2017 restricted stock awards granted under the LTIP to current NEOs consisted of 44,444 shares to the CEO and 20,000 shares each to the COO and CFO based on the target award. The awards are eligible for performance-based vesting on December 31, 2019 upon the achievement of performance measures based on a three-year cumulative performance period. The performance measures are defined as adjusted net income growth and total store additions over the three-year cumulative period. If the performance measures for the 2017 restricted stock awards resulted in a maximum grant upon completion of the vesting period, the CEO would earn 66,667 shares and the COO and CFO would each earn 25,000 shares.

(4)
The 2018 restricted stock awards granted under the LTIP to current NEOs consisted of 40,000 shares to the CEO and 14,000 shares each to the COO and CFO based on the target award. The awards are eligible for performance-based vesting on December 31, 2020 upon the achievement of performance measures based on a three-year cumulative performance period. The performance measures are defined as adjusted net income growth and total store additions over the three-year cumulative period. If the performance measures for the 2018 restricted stock awards resulted in a maximum grant upon completion of the vesting period, the CEO would earn 60,000 shares and the COO and CFO would each earn 21,000 shares.

(5)	Restricted stock awards granted in 2017. Vesting is time-based with 20% scheduled to vest on February 8, 2018, 2019, 2020, 2021 and 2022.

(6)	Restricted stock awards granted in 2018. Vesting is time-based with 20% scheduled to vest on January 30, 2019, 2020, 2021, 2022 and 2023.

(7)	The market value of the unvested share awards is based on the closing price of the Company’s Common Stock as of December 31, 2018, which was $72.35.

Option Exercises and Stock Vested in 2018

The following table provides information for the NEOs regarding (1) the aggregate stock options exercised during 2018, including the number of shares acquired on exercise and the value realized, and (2) the aggregate number of shares acquired upon the vesting of restricted stock awards and the value realized, each before the payment of any applicable withholding tax and broker commissions:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise $	Number of Shares Acquired on Vesting		Value Realized on Vesting $ (3)
Wessel	—	—	7,500	(1)	542,625
Stuart	—	—	—		—
Orr	—	—	2,500	(1)	180,875
Ramos	—	—	200	(2)	14,160
Alvarado	—	—	400	(2)	28,320

(1)
In 2016, the CEO was granted 30,000 shares and the CFO was granted 10,000 shares under the LTIP, which vest in four annual installments of 7,500 shares for the CEO and 2,500 shares for the CFO based on the attainment of an annual performance target of adjusted EBITDA. The adjusted EBITDA target for each of the annual vesting periods was set by the Compensation Committee in early 2016, which was prior to the Merger. Actual 2018 adjusted EBITDA was $284 million compared to the 2018 target of $149 million and, accordingly, 100% of the shares available for vesting in 2017 were awarded.

(2)
In 2017, the Company granted 1,000 and 2,000 shares of time-based restricted stock units to Mr. Ramos and Ms. Alvarado, respectively. These time-based awards vest ratably over time beginning in February 2018 and become fully vested in February 2022.

(3)	Value realized represents the value as calculated based on the price of the Company’s Common Stock on the vesting date.

Pension Benefits

The Company does not have a defined benefit pension plan for its employees. The only retirement plan available to the NEOs was the Company’s qualified 401(k) savings plan, which is available to generally all full-time U.S.-based employees.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company does not have nonqualified defined contribution or other nonqualified deferred compensation plans for its employees or directors.

Employment Agreements and Change in Control Provisions

The Company and the Compensation Committee believe employment agreements are necessary in order to attract and retain key senior executives and, accordingly, the Company has entered into employment agreements with certain current NEOs. The Compensation Committee believes the employment agreements (and the change in control provisions included therein) entered into were merited in light of all relevant circumstances, including each individual’s past employment experience, desired terms and conditions of employment and the strategic importance of their respective positions, including stability and retention. The Compensation Committee reviews the agreements at the time they are entered into in order to determine current market terms for the particular executive and agreement.

The Compensation Committee believes the change in control provisions are necessary in order to retain and maintain stability among the executive group and the terms of the change in control provisions are reasonable based on its review of the change in control provisions for similarly situated peer group companies. The change in control provisions in the employment agreements for certain NEOs provide for severance benefits only in the event of an involuntary termination of employment by the Company without “cause” or by the executive for “good reason,” as such terms are defined in the employment agreements.

The overall goal of the Compensation Committee is to ensure compensation policies are established consistent with the Company’s strategic business objectives and provide incentives for the attainment of those objectives. This is affected in the context of a compensation program that includes base pay, annual and long-term incentive compensation and stock ownership.

Summary of Employment Agreements

CEO, COO & CFO Agreements:

In August 2016, the Company entered into new employment agreements with Messrs. Wessel, Stuart and Orr, the Company’s CEO, COO and CFO, respectively. The terms of these employment agreements run through December 31, 2021. The Compensation Committee believes the longer term of these contracts are appropriate given the transformational impact of the Merger and the desire by the stockholders for continuity in the senior management team over the next several years. Additionally, the maximum severance payouts under these contracts are capped at one year’s salary and average annual incentive for termination without cause or for good reason or two years of salary and average annual incentive for such termination following a change in control.

The employment agreements provided for annual salaries, to be effective as of January 1, 2017, in the following amounts: $1,075,000 for Mr. Wessel, $700,000 for Mr. Stuart and $650,000 for Mr. Orr, in each case subject to annual review and increases in the discretion of the Compensation Committee. The executives are eligible to earn an annual incentive based on the satisfaction of performance criteria established by the Compensation Committee for each year during the term of the agreement, with a target incentive opportunity equal to not less than a specified percentage of the executive’s then current salary (150% in the case of Mr. Wessel; 100% in the case of Messrs. Stuart and Orr). In addition, the executives are eligible for grants of stock-based awards under the Company’s long-term equity compensation plan and will be eligible to participate in any of the Company’s incentive, savings, retirement and welfare benefit plans available to other senior officers of the Company.

The employment agreements provide that if an executive’s employment with the Company is terminated during the term by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the employment agreements), the executive would be entitled to a lump sum cash severance payment equal to one times (or two times, if such termination occurs within twelve months following a change in control of the Company) the sum of (i) the executive’s salary in effect as of the termination, and (ii) the average of the annual cash incentives earned by the executive for each of the three years immediately preceding the year in which the termination occurs. The executive would also be entitled to continue to participate in the Company’s health and welfare benefit plans at active employee rates for a period of eighteen months (the “COBRA subsidy”). In addition, if such termination occurs within twelve months following a change in control of the Company, the executive would be entitled to a pro rata annual cash incentive for the year in which the termination occurs and accelerated vesting and full payout under all outstanding time-vesting and performance-based equity incentive awards (based on an assumed achievement of all relevant performance goals at “target” level, or based on a higher actual or deemed level of achievement of performance goals, in the sole discretion of the Compensation Committee). Furthermore, if such termination occurs within twelve months following a change in control of the Company, the Company will pay to the executive, in lieu of the COBRA subsidy described above, a lump sum in cash in an amount equal to the full monthly cost of the executive’s health and welfare benefit coverage multiplied by 24.

The employment agreements prohibit the executives from competing with the Company during the employment term and for a period of 24 months following termination of employment. The executives would also be prohibited from soliciting Company customers and recruiting Company employees during this period.

Other NEO Agreements:

In July 2018, the Company entered into new employment agreements with Mr. Ramos and Ms. Alvarado, the Company’s Senior Vice President, Latin America Operations and General Counsel, respectively. The terms of these employment agreements run through December 31, 2021. The employment agreements provided for annual salaries, to be effective as of January 1, 2019, in the following amounts: $420,000 for Mr. Ramos and $500,000 for Ms. Alvarado, in each case subject to annual review and increases in the discretion of the Compensation Committee. The executives are eligible to earn an annual cash bonus based on the breadth of their expertise and responsibility and the achievement of certain financial or strategic results as determined by the Compensation Committee for each year during the term of the agreement, with a target cash bonus opportunity equal to not less than a specified percentage of the executive’s then current salary (50% in the case of both Mr. Ramos and Ms. Alvarado). In addition, the executives are eligible for grants of stock-based awards under the Company’s long-term equity compensation plan and will be eligible to participate in any of the Company’s incentive, savings, retirement and welfare benefit plans available to other senior officers of the Company.

The employment agreements provide that if an executive’s employment with the Company is terminated during the term by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the employment agreements), the executive would be entitled to a lump sum cash severance payment equal to 0.75 times (or 1.5 times, if such termination occurs within twelve months following a change in control of the Company) the sum of (i) the executive’s salary in effect as of the termination, and (ii) the average of the annual cash incentives earned by the executive for each of the three years immediately preceding the year in which the termination occurs. The executive would also be entitled to continue to participate in the Company’s health and welfare benefit plans at active employee rates for a period of twelve months (the “COBRA subsidy”). In addition, if such termination occurs within twelve months following a change in control of the Company, the executive would be entitled to a pro rata annual cash incentive for the year in which the termination occurs and accelerated vesting and full payout under all outstanding time-vesting and performance-based equity incentive awards (based on an assumed achievement of all relevant performance goals at “target” level, or based on a higher actual or deemed level of achievement of performance goals, in the sole discretion of the Compensation Committee). Furthermore, if such termination occurs within twelve months following a change in control of the Company, the Company will pay to the executive, in lieu of the COBRA subsidy described above, a lump sum in cash in an amount equal to the full monthly cost of the executive’s health and welfare benefit coverage multiplied by 18.

The employment agreements prohibit the executives from competing with the Company during the employment term and for a period of 24 months following termination of employment. The executives would also be prohibited from soliciting Company customers and recruiting Company employees during this period.

Summary of Potential Payments Upon Termination or a Change in Control

The employment agreements provide for certain severance payments and other benefits in the event of the executive’s termination of employment or a change in control of the Company. The following table summarizes the value of the severance payments and other benefits that each of the NEOs would receive if employment was terminated on December 31, 2018 under the circumstances shown. The amounts shown in the table do not include accrued but unpaid salary, earned annual incentives for 2018, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as distributions of plan balances under the Company’s 401(k) plan, and death or disability benefits under the Company’s generally available welfare programs.

Name	Termination for Cause or Resignation without Good Reason $	Termination without Cause or Resignation for Good Reason $	Retirement $	Death $	Long-Term Disability $	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control $
Wessel
Cash Severance	—	3,682,568	—	—	—	$7,365,137
Benefits Continuation	—	20,021	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	26,695
Value of unvested equity awards	—	—	—	—	—	6,652,148
Total	—	3,702,589	—	—	—	14,043,980

Stuart
Cash Severance	—	1,910,038	—	—	—	3,820,075
Benefits Continuation	—	25,282	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	33,709
Value of unvested equity awards	—	—	—	—	—	2,459,900
Total	—	1,935,320	—	—	—	6,313,684

Orr
Cash Severance	—	1,647,182	—	—	—	3,294,364
Benefits Continuation	—	25,282	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	33,709
Value of unvested equity awards	—	—	—	—	—	2,640,775
Total	—	1,672,464	—	—	—	5,968,848

Ramos
Cash Severance	—	715,000	—	—	—	1,430,000
Benefits Continuation	—	19,096	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	28,644
Value of unvested equity awards	—	—	—	—	—	1,160,730
Total	—	734,096	—	—	—	2,619,374

Alvarado
Cash Severance	—	537,500	—	—	—	1,075,000
Benefits Continuation	—	19,179	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	28,768
Value of unvested equity awards	—	—	—	—	—	332,810
Total	—	556,679	—	—	—	1,436,578

CEO Pay Ratio

The Company seeks to establish fair and competitive employee compensation programs in each local market within its international operations in order to effectively attract, retain and motivate its talented workforce.

For 2018, the ratio of the CEO’s total compensation to the Company’s median employee’s total compensation was 646 to 1. To calculate this ratio, the Company identified its median employee as of December 31, 2017 based on employees’ gross earnings, which generally included salary and wages (regular, hourly and overtime), commissions and bonuses, and applied an average exchange rate as of December 31, 2017 to convert all Latin American compensation into U.S. dollars. Compensation was annualized for employees who worked less than a full year, and compensation for part-time employees was annualized but not converted into a full-time equivalent. The Company used the same median employee in 2018 as in 2017, based on its determination that there were no material changes to its employee population or compensation arrangements reasonably likely to result in a significant impact to the ratio. The median employee identified was a full-time store employee located in Latin America, where employee wages are significantly lower than in the U.S., and their total compensation for 2018 was determined in accordance with Item 402(c)(2)(x) of Regulation S-K to be $12,080, as compared to total compensation of $7,804,440 for the Company’s CEO.

The Company’s estimated pay ratio is influenced by a number of factors, including the geographic distribution of its employees, the mix of hourly vs. salaried employees included in its employee population, and compensation trends within its specific industry. As a result of these and other variables, the Company does not believe comparisons to the pay ratios of other companies are likely to be meaningful.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Under Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the NEOs, as disclosed in this Proxy Statement in accordance with SEC rules (commonly known as a “say-on-pay” proposal).

At the 2018 Annual Meeting, the Company held its non-binding stockholder advisory vote on executive compensation and approximately 96% of the shares present and entitled to vote were cast to support the compensation of the Company’s NEOs.

The Board is seeking the advisory vote of stockholders on the compensation of the NEOs as disclosed in this Proxy Statement. This say-on-pay proposal gives the Company’s stockholders the opportunity to express their views on the Company’s NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs.

As discussed in “Compensation Discussion and Analysis,” the Company has designed its executive compensation program to attract and retain the highest quality executive officers, directly link pay to performance, and build value for stockholders. The program provides total compensation opportunities at levels that are competitive in the industry, ties a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving business objectives, and closely aligns the interests of the executives with the interests of the Company’s stockholders. Accordingly, the Board of Directors invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under executive compensation, and cast a vote to approve the compensation of the Company’s NEOs through the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of the Company’s stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Compensation Committee or the Board of Directors will consider the Company’s stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the resolution approving the overall compensation of the NEOs for 2018.

PROPOSAL 4

VOTE TO APPROVE THE FIRSTCASH, INC. 2019 LONG-TERM INCENTIVE PLAN

On April 23, 2019, the Board of Directors adopted, subject to stockholder approval at the Annual Meeting, the FirstCash, Inc. 2019 Long-Term Incentive Plan (the “2019 Incentive Plan”). The 2019 Incentive Plan will become effective as of the date it is approved by the Company’s stockholders.

The 2019 Incentive Plan is intended to serve as the successor to the Company’s 2011 Long-Term Incentive Plan (the “Prior Plan”). As of April 18, 2019, there were approximately 451,000 shares of the Company’s Common Stock subject to outstanding awards under the Prior Plan. As of such date, there were approximately 2,644,000 shares of the Company’s Common Stock reserved and available for future awards under the Prior Plan, of which 1,968,000 shares may only be issued pursuant to awards granted to individuals who were not employed by the Company or its subsidiaries at the date of the Merger.

The Prior Plan has been the sole source of shares for all equity incentive awards granted to the Company’s officers, employees and directors since 2011, and during such time, the Company have never sought stockholder approval of any increase in the number of shares available for issuance under the Prior Plan. If the Company’s stockholders approve the 2019 Incentive Plan, all future equity awards will be made from the 2019 Incentive Plan, and the Company will not grant any additional awards under the Prior Plan.

If the 2019 Incentive Plan is approved, a total of 3,500,000 shares will be reserved and available for issuance pursuant to the grant of new awards under the 2019 Incentive Plan.

The term of the Prior Plan expires on the date of the annual meeting in 2021. Given the approaching expiration date, approval of the 2019 Incentive Plan will enable the Company to continue making equity compensation grants through June 2029 that will serve as incentives to recruit and retain key employees and to continue aligning the interests of its employees with stockholders.

A summary of the 2019 Incentive Plan is set forth below. This summary is qualified in its entirety by the full text of the 2019 Incentive Plan, which is attached to this proxy statement as Appendix B.

Promotion of Sound Corporate Governance Practices

The Company has designed the 2019 Incentive Plan to include a number of features that reinforce and promote alignment of equity compensation arrangements for employees, officers and non-employee directors with the interests of stockholders and the Company. These features include, but are not limited to, the following:

•
No Discounted Stock Options or Stock Appreciation Rights (SARs). Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•
Prohibition on Repricing. The exercise price of a stock option or SAR may not be reduced, directly or indirectly, without the prior approval of stockholders, including by a cash repurchase of “underwater” awards.

•	Minimum Vesting Requirements. Subject to certain limited exceptions, awards granted under the 2019 Incentive Plan will be subject to a minimum vesting period of one year.

•
No Liberal Share Recycling. Shares retained by or delivered to the Company to pay the exercise price of a stock option or SAR or to satisfy tax withholding obligations in connection with the exercise or settlement of an award count against the number of shares remaining available under the 2019 Incentive Plan.

•	No Dividends or Dividend Equivalents on Unearned Awards. The 2019 Incentive Plan prohibits the current payment of dividends or dividend equivalent rights on unearned awards.

•
No Single-Trigger Change in Control Vesting. If awards granted under the 2019 Incentive Plan are assumed by the successor entity in connection with a change in control of the Company, such awards will not automatically vest and pay out upon the change in control.

•	Awards Subject to Clawback Policy. Awards under the 2019 Incentive Plan will be subject to any compensation recoupment policy that the Company may adopt from time to time.

•	No Tax Gross-Ups. The 2019 Incentive Plan does not provide for any tax gross-ups.

Key Data Relating to Outstanding Equity Awards and Shares Available

The following table includes information regarding outstanding equity awards and shares available for future awards under the Prior Plan as of April 18, 2019 (and without giving effect to approval of the 2019 Incentive Plan under this Proposal):

	Prior Plan (1)
Total shares underlying outstanding stock options and SARs	80,000
Total shares underlying outstanding unvested time-based full value awards	34,000
Total shares underlying outstanding unvested performance-based full value awards	337,000	(2)
Total shares underlying all outstanding awards	451,000	(2)

Weighted-average exercise price of outstanding stock options and SARs	$39.00
Weighted-average remaining contractual life of outstanding stock options and SARs	2.2 years

Total shares currently available for grant	2,644,000	(3)

Common Stock outstanding as of April, 18, 2019	43,141,392
Market price of Common Stock as of April 18, 2019	$89.38

(1)
Includes information regarding all outstanding equity awards and shares available for future awards, which are all under the Prior Plan. As of April 18, 2019, no other predecessor plans have awards outstanding or shares available for future awards.

(2)	Assumes performance-based awards will vest and pay out based on maximum performance levels being achieved.

(3)
Represents the total number of shares available for future awards under the Prior Plan, of which 1,968,000 shares may only be issued pursuant to awards granted to individuals who were not employed by the Company or its subsidiary at the time of the Merger.

Summary of the 2019 Incentive Plan

Purpose. The purpose of the 2019 Incentive Plan is to promote the interests of the Company and its stockholders by strengthening the ability of the Company to attract, motivate, reward, and retain qualified individuals upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend, and to provide an opportunity for such individuals to acquire stock ownership and other rights that promote and recognize the financial success and growth of the Company.

Administration. The 2019 Incentive Plan will be administered by a committee (the “Committee”) of the Board. The Committee will have the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2019 Incentive Plan; interpret the terms and intent of the 2019 Incentive Plan and any award certificate; and make all other decisions and determinations that may be required under the 2019 Incentive Plan. Unless and until changed by the Board, the Compensation Committee is designated as the Committee to administer the 2019 Incentive Plan.

Eligibility. The 2019 Incentive Plan permits the grant of incentive awards to employees, officers, non-employee directors, and consultants of the Company and its affiliates as selected by the Committee. As of April 18, 2019, approximately 20,000 employees and five non-employee directors would be eligible to participate in the 2019 Incentive Plan.
Permissible Awards. The 2019 Incentive Plan authorizes the granting of awards in any of the following forms:

•
market-priced stock options to purchase shares of the Company’s Common Stock (for a term not to exceed 10 years), which may be designated under the Internal Revenue Code as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees but not to consultants or non-employee directors);

•
SARs, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award certificate) between the fair market value per share of the Company’s Common Stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date);

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Committee;

•
stock units, which represent the right to receive shares of Common Stock (or an equivalent value in cash, as specified in the award certificate) at a designated time in the future, subject to any vesting requirements as may be set by the Committee;

•
performance awards, which represent any award of the types listed above which have a performance-vesting component based on the achievement, or the level of achievement, of one or more performance goals during a specified performance period, as established by the Committee;

•	other stock-based awards that are denominated in, or valued by reference to, shares of the Company’s Common Stock; and

•	cash-based awards, including performance-based annual bonus awards.

Shares Available for Awards. Subject to adjustment in the event of stock splits and similar events, the aggregate number of shares of Common Stock reserved and available for issuance pursuant to awards granted under the 2019 Incentive Plan is 3,500,000. If the Company’s stockholders approve the 2019 Incentive Plan, all future equity awards will be made from the 2019 Incentive Plan, and no further awards will be granted under the Prior Plan.

Share Counting. Shares of Common Stock reserved and available for issuance pursuant to awards granted under the 2019 Incentive Plan shall be counted against the 2019 Incentive Plan reserve as follows:

•
The full number of shares subject to a stock option shall count against the shares remaining available under the 2019 Incentive Plan, even if the exercise price of the stock option is satisfied in whole or in part through net-settlement or by delivering shares to the Company.

•	The full number of shares originally subject to an award of SARs shall count against the shares remaining available under the 2019 Incentive Plan.

•
Shares withheld or repurchased from an award to satisfy tax withholding requirements shall count against the shares remaining available under the 2019 Incentive Plan, and shares delivered to satisfy tax withholding requirements shall not be added to the 2019 Incentive Plan share reserve.

•
To the extent an award granted under the 2019 Incentive Plan is canceled, terminates, expires, is forfeited or lapses for any reason, including by reason of failure to achieve maximum performance goals, any unissued or forfeited shares will be added back to the 2019 Incentive Plan share reserve and again be available for issuance under the 2019 Incentive Plan.

•	Shares subject to awards settled in cash will be added back to the 2019 Incentive Plan share reserve and again be available for issuance under the 2019 Incentive Plan.

•
The Committee may grant awards under the 2019 Incentive Plan in substitution for awards held by employees of another entity who become employees of the Company as a result of a business combination, and such substitute awards will not count against the 2019 Incentive Plan share reserve.

Limitations on Awards. The maximum number of shares of Common Stock subject to stock options or SARs that may be granted under the 2019 Incentive Plan in any calendar year to any one participant is 250,000 each. The maximum number of shares of Common Stock underlying awards of restricted stock, restricted stock units and deferred stock units that may be granted under the 2019 Incentive Plan in any calendar year to any one participant, in the aggregate, is 250,000. The maximum amount that may be paid to any one participant with respect to any calendar year for performance awards granted under the 2019 Incentive Plan is 250,000 shares for performance awards payable in shares. For performance awards with multi-year performance periods, the amount of cash or number of shares deemed paid with respect to any one calendar year is the total amount earned for the performance period divided by the number of calendar year periods within the performance period.

Limitation of Non-Employee Director Compensation. The maximum aggregate number of shares subject to awards that may be granted under the 2019 Incentive Plan to any non-employee director in any calendar year is limited to a number that, combined with any cash meeting fees or cash retainers, does not exceed $500,000 in total value, or $750,000 in total value in the case of a non-employee Chairman of the Board or Lead Director.

Minimum Vesting Requirements. Except in the case of substitute awards granted in a business combination, awards granted under the 2019 Incentive Plan will be subject to a minimum vesting period of one year. Notwithstanding the foregoing, the Committee may grant awards without the minimum vesting requirements described above with respect to awards covering 5% or fewer of the total number of shares authorized under the 2019 Incentive Plan.

Treatment of Awards upon a Change in Control. In connection with a change in control:

(A)
upon the occurrence of a change in control of the Company in which awards under the 2019 Incentive Plan are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Committee or the Board:

•	all outstanding options and stock appreciation rights will become fully vested and exercisable, and all time-based vesting restrictions on outstanding awards will lapse; and

•
the payout opportunities attainable under outstanding performance-based awards will vest based on target or actual performance (depending on the time during the performance period in which the change in control occurs) and the awards will payout on a pro rata basis, based on the time elapsed prior to the change in control.

(B)
upon the occurrence of a change in control of the Company in which awards under the 2019 Incentive Plan are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control, if within two years after the effective date of the change in control, a participant’s employment is terminated without Cause or the participant resigns for Good Reason (as such terms are defined in the 2019 Incentive Plan), then:

•
all of that participant’s outstanding options and stock appreciation rights will become fully vested and exercisable, and all time-based vesting restrictions on that participant’s outstanding awards will lapse; and

•
the payout opportunities attainable under outstanding performance-based awards will vest based on target or actual performance (depending on the time during the performance period in which the date of termination occurs) and the awards will payout on a pro rata basis, based on the time elapsed prior to the date of termination

Limitations on Transfer; Beneficiaries. A participant may not assign or transfer an award other than by will or the laws of descent and distribution; provided, however, that the Committee may permit other transfers (other than transfers for value). A participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Anti-Dilution Adjustments. In the event of a transaction between the Company and its stockholders that causes the per-share value of the Company’s Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the 2019 Incentive Plan will be adjusted proportionately, and the Committee must make such adjustments to the 2019 Incentive Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of any corporate event or transaction involving the Company, such as a merger, consolidation, reorganization, recapitalization, stock split, a stock dividend, spin-off, or a combination or exchange of shares, dividend in kind or other like change in capital structure, the Committee may, in its sole discretion, make such other appropriate adjustments to the terms of any outstanding awards to reflect such changes or distributions and to modify any other terms of outstanding awards.

Termination and Amendment. The Board may, at any time and from time to time, terminate or amend the 2019 Incentive Plan, but if an amendment would constitute a material amendment requiring stockholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to stockholder approval. No termination or amendment of the 2019 Incentive Plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award. Unless sooner terminated, the 2019 Incentive Plan will terminate on the tenth anniversary of its adoption by the Board or, if the stockholders approve an amendment to the 2019 Incentive Plan that increases the number of shares subject to the 2019 Incentive Plan, the tenth anniversary of the date of such approval.

The Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the stockholders, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.

Prohibition on Repricing. As indicated above under “Termination and Amendment,” outstanding stock options and SARs cannot be repriced, directly or indirectly, without stockholder approval. The exchange of an “underwater” stock option or SAR (i.e., an award having an exercise price in excess of the current market value of the underlying stock) for another award or for a cash payment would be considered an indirect repricing and would, therefore, require stockholder approval.

Clawback Policy. Awards under the 2019 Incentive Plan will be subject to any compensation recoupment policy (sometimes referred to as a “clawback policy”) of the Company as adopted from time to time.

Certain U.S. Federal Income Tax Effects

The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2019 Incentive Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State and local income tax consequences are not discussed, and may vary from locality to locality.

Nonstatutory Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonstatutory stock option under the 2019 Incentive Plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant or exercise of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

SARs. A participant receiving a SAR under the 2019 Incentive Plan will not recognize income, and the Company will not be allowed a tax deduction at the time the award is granted. When the participant exercises the SAR, the amount of cash and the fair market value of any shares of stock received will be ordinary income to the participant and the Company will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Restricted or Deferred Stock Units. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or property), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Cash-Based Awards. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a cash-based award is granted (for example, when the performance goals are established). Upon receipt of cash in settlement of the award, a participant will recognize ordinary income equal to the cash received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Tax Withholding. The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2019 Incentive Plan.

Benefits to Named Executive Officers and Others

As of April 18, 2019, no awards had been granted under the 2019 Incentive Plan. Awards will be made at the discretion of the Committee or pursuant to delegated authority. Therefore, it is not presently possible to determine the benefits or amounts that will be received by such persons or groups pursuant to the 2019 Incentive Plan in the future.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote is required to approve the FirstCash, Inc. 2019 Long-Term Incentive Plan.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the approval of the FirstCash, Inc. 2019 Long-Term Incentive Plan.

OTHER MATTERS

Management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matter. Neither Delaware law nor the Company’s certificate of incorporation or bylaws provides stockholders with dissenters’ rights in connection with any of the proposals to be voted on at the Annual Meeting.

COST OF SOLICITATION

The Company will bear the costs of the solicitation of proxies from its stockholders. In addition to the use of mail, directors, officers and regular employees of the Company may solicit proxies in person or by telephone or other means of communication. The directors, officers and employees of the Company will not be compensated additionally for the solicitation but may be reimbursed for out-of-pocket expenses in connection with the solicitation. Arrangements are also being made with brokerage houses and any other custodians, nominees and fiduciaries of the forwarding of solicitation material to the beneficial owners of the Company’s Common Stock, and the Company will reimburse the brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

HOUSEHOLDING OF PROXY MATERIALS

The Company has adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name will receive only one copy of the Company’s proxy materials, unless one or more of these stockholders notifies the Company that he or she wishes to receive individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. You may revoke your consent to householding at any time by contacting your broker or bank, if you hold your shares in a “street name,” or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling (866) 540-7095 if you are a stockholder of record. If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate paper copy of these materials, please direct your written request to the Corporate Secretary, at 1600 West 7th Street, Fort Worth, Texas 76102, and the Company will promptly deliver a separate copy.

STOCKHOLDER PROPOSALS

The Company has not received any stockholder proposals for this Annual Meeting. Proposals by stockholders intended to be presented at next year’s Annual Meeting of Stockholders and to be considered must be received by the Company for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting must be received by the Company no later than December 28, 2019 and the proposal must otherwise comply with Rule 14a-8 promulgated by the SEC pursuant to the Exchange Act. Separate and apart from the requirements of Rule 14a-8 relating to inclusion of a stockholders’ proposal in the Company’s Proxy Statement, the Company’s bylaws require advance notice for a stockholder to bring nominations of directors or any other action before any annual meeting of stockholders. Specifically, Section 3.5 of the Company’s bylaws requires notice of nominations of directors or any other action to be received by the Company not less than ninety (90) days (January 27, 2020) nor more than one hundred twenty (120) days (December 28, 2019) prior to the anniversary date of the filing of this year’s proxy statement with the SEC; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than sixty (60) days from the anniversary of the previous year’s annual meeting, a notice of nominations of directors or any other action to be received by the Company must be so received no later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Further, the notice must contain the information set forth in Section 3.5 of the Company’s bylaws.

By Order of the Board of Directors,

Fort Worth, Texas	R. Douglas Orr
April 26, 2019	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by FirstCash, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

REVOCABLE PROXY
FIRSTCASH, INC.
ANNUAL MEETING OF STOCKHOLDERS
June 11, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRSTCASH, INC. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED BELOW. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS BELOW. IN THEIR DISCRETION, MESSRS. WESSEL AND ORR ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

The undersigned hereby appoints Rick L. Wessel and R. Douglas Orr the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of FirstCash, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of FirstCash, Inc. to be held at 1600 West 7th Street, Fort Worth, Texas 76102 on Tuesday, June 11, 2019 at 10:00 a.m., and any and all adjournments thereof, with all of the powers which the undersigned would possess if personally present, for the following purposes. This proxy will be voted for the choice specified; however you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors
	Nominees:			For	Against	Abstain
1a.	Mr. Daniel R. Feehan			☐	☐	☐

2.	Ratification of the selection of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019.			☐	☐	☐

3.	Approve, by non-binding vote, the compensation of named executive officers as described in the proxy statement.			☐	☐	☐

4.	Approve the FirstCash, Inc. 2019 Long-Term Incentive Plan			☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)		Date

APPENDIX A

Non-GAAP Financial Information

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, adjusted pre-tax profit margin, adjusted net income margin, EBITDA, adjusted EBITDA and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than GAAP, primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

The Company has adjusted the applicable financial measures to exclude, among other expenses and benefits, merger and other acquisition expenses because it generally would not incur such costs and expenses as part of its continuing operations. Merger and other acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, accelerated vesting of certain equity compensation awards, contract breakage costs and costs related to consolidation of technology systems and corporate facilities, among others.

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Pre-Tax Profit Margin and Adjusted Net Income Margin

Management believes the presentation of adjusted net income, adjusted diluted earnings per share, adjusted pre-tax profit margin and adjusted net income margin provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (unaudited, in thousands, except per share amounts):

	Year Ended December 31,
	2018		2017		2016
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$153,206	$3.41	$143,892	$3.00	$60,127	$1.72
Adjustments, net of tax:
Merger and other acquisition expenses:
Transaction	4,686	0.11	—	—	14,399	0.41
Severance and retention	105	—	2,456	0.05	9,594	0.27
Other	621	0.01	3,254	0.07	2,030	0.06
Total merger and other acquisition expenses	5,412	0.12	5,710	0.12	26,023	0.74
Asset impairments related to consumer loan operations	1,166	0.03	—	—	—	—
Net tax benefit from Tax Act	(1,494)	(0.03)	(27,269)	(0.57)	—	—
Loss on extinguishment of debt	—	—	8,892	0.19	—	—
Net gain on sale of common stock of Enova	—	—	—	—	(818)	(0.02)
Adjusted net income and diluted earnings per share	$158,290	$3.53	$131,225	$2.74	$85,332	$2.44

The following table provides a calculation of the adjusted pre-tax profit margin and the adjusted net income margin (unaudited, dollars in thousands):

	Year Ended December 31,
	2018	2017	2016
Adjusted pre-tax profit margin calculated as follows:
Income before income taxes, as reported	$205,309	$172,312	$93,447
Merger and other acquisition expenses	7,643	9,062	36,670
Asset impairments related to consumer loan operations	1,514	—	—
Loss on extinguishment of debt	—	14,114	—
Net gain on sale of common stock of Enova	—	—	(1,299)
Adjusted income before income taxes	$214,466	$195,488	$128,818
Total revenue	$1,780,858	$1,779,822	$1,088,377
Adjusted pre-tax profit margin	12.0%	11.0%	11.8%

Adjusted net income margin calculated as follows:
Adjusted net income	$158,290	$131,225	$85,332
Total revenue	$1,780,858	$1,779,822	$1,088,377
Adjusted net income margin	8.9%	7.4%	7.8%

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used in the calculation of the Net Debt Ratio as defined in the Company’s senior unsecured notes covenants. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (unaudited, dollars in thousands):

	Year Ended December 31,
	2018	2017	2016
Net income	$153,206	$143,892	$60,127
Income taxes	52,103	28,420	33,320
Depreciation and amortization	42,961	55,233	31,865
Interest expense	29,173	24,035	20,320
Interest income	(2,444)	(1,597)	(751)
EBITDA	274,999	249,983	144,881
Adjustments:
Merger and other acquisition expenses	7,643	9,062	36,670
Asset impairments related to consumer loan operations	1,514	—	—
Loss on extinguishment of debt	—	14,114	—
Net gain on sale of common stock of Enova	—	—	(1,299)
Adjusted EBITDA	$284,156	$273,159	$180,252

Constant Currency Results

The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this Proxy Statement are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.

The Company believes constant currency results provide investors with valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico, Guatemala and Colombia are transacted in Mexican pesos, Guatemalan quetzales and Colombian pesos, respectively. The Company also has operations in El Salvador where the reporting and functional currency is the U.S. dollar.

The following table provides exchange rates for the Mexican peso, Guatemalan quetzal and Colombian peso for the current and prior-year periods:

	2018		2017		2016
	Rate	% Change Over Prior Year Period Favorable / (Unfavorable)	Rate	% Change Over Prior Year Period Favorable / (Unfavorable)	Rate
Mexican peso / U.S. dollar exchange rate:
End-of-period	19.7	—%	19.7	5%	20.7
Twelve months ended	19.2	(2)%	18.9	(1)%	18.7

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.7	(5)%	7.3	3%	7.5
Twelve months ended	7.5	(1)%	7.4	3%	7.6

Colombian peso / U.S. dollar exchange rate:
End-of-period	3,250	(9)%	2,984	1%	3,001
Twelve months ended	2,956	—%	2,951	3%	3,052

The following table presents segment revenues of the Latin America operations segment for the year ended December 31, 2018 as compared to the year ended December 31, 2017 on both a GAAP and non-GAAP constant currency basis (unaudited, dollars in thousands):

				Constant Currency Basis
				Year Ended
				December 31,	Increase /
	Year Ended December 31,		Increase /	2018	(Decrease)
	2018	2017	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$382,020	$333,609	15%	$388,102	16%
Pawn loan fees	151,740	130,309	16%	154,144	18%
Wholesale scrap jewelry sales	22,103	21,645	2%	22,103	2%
Consumer loan fees	860	1,767	(51)%	874	(51)%
Total revenue	556,723	487,330	14%	565,223	16%

APPENDIX B

FIRSTCASH, INC.
2019 LONG-TERM INCENTIVE PLAN

ARTICLE 1
PURPOSE

1.1    GENERAL.    The purpose of the FirstCash, Inc. 2019 Long-Term Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of FirstCash, Inc. (the “Company”), by linking the personal interests of employees, officers, directors and consultants of the Company or any Affiliate (as defined below) to those of Company stockholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, directors and consultants of the Company and its Affiliates.

ARTICLE 2
DEFINITIONS
2.1    DEFINITIONS.    When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:
(a)    “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.
(b)    “Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards, Other Stock-Based Awards, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.
(c)    “Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.
(d)    “Beneficial Owner” shall have the meaning given such term in Rule 13d-3 of the General Rules and Regulations under the 1934 Act.
(e)    “Board” means the Board of Directors of the Company.
(f)    “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate; provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts, as determined in good faith by the Committee or the Board: (i) the continued and willful failure of the Participant substantially to perform the duties of his employment or other service for the Company or any Subsidiary (other than any such failure due to the Participant’s Disability); (ii) the Participant’s engaging in willful or serious misconduct that has caused or could reasonably be expected to result in material injury to the Company or any of its Subsidiaries or Affiliates, including, but not limited to, by way of damage to the Company’s or a Subsidiary’s or

Affiliate’s reputation or public standing; (iii) the Participant’s commission of a felony involving the business, assets, customers or clients of the Company or any Affiliate, or charge with, indictment for, conviction of, pleading guilty to, confession to, or entering of a plea of nolo contendere by Participant for any other felony or any crime involving fraud, dishonesty, moral turpitude, or a breach of trust; or (iv) the Participant’s material violation or breach of the Company’s or any Subsidiary’s code of conduct or ethics or other Company or Subsidiary policy or rule or the material breach by the Participant of any of his obligations under any written covenant or agreement with the Company or any of its Subsidiaries or Affiliates.

(g)    “Change in Control” means and includes the occurrence of any one of the following events:
(i)    during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or
(ii)    any Person becomes a Beneficial Owner, directly or indirectly, of either (A) 50% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or
(iii)    the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any Subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing is the Beneficial Owner, directly or indirectly, of 50% or more of the total common stock or 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or
(iv)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(h)    “Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.
(i)    “Committee” means the committee of the Board described in Article 4.
(j)    “Company” means FirstCash, Inc., a Delaware corporation, or any successor corporation.
(k)    “Continuous Service” means the absence of any interruption or termination of service as an employee, officer, director or consultant of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option “Continuous Service” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Service shall not be considered interrupted in the following cases: (i) a Participant transfers employment between the Company and an Affiliate or between Affiliates, (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate, (iii) a Participant transfers from being an employee of the Company or an Affiliate to being a director of the Company or of an Affiliate, or vice versa, (iv) in the discretion of the Committee, a Participant transfers from being an employee of the Company or an Affiliate to being a consultant to the Company or of an Affiliate, or vice versa, or (v) any leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Code Section 409A, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).
(l)    “Deferred Stock Unit” means a right granted to a Participant under Article 9 to receive Shares (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.
(m)    “Disability” of a Participant means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. If the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination of whether a Participant is Disabled will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.
(n)    “Dividend Equivalent” means a right granted with respect to an Award pursuant Article 11.
(o)    “Effective Date” has the meaning assigned such term in Section 3.1.

(p)    “Eligible Participant” means an employee, officer, director or consultant of the Company or any Affiliate.
(q)    “Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.
(r)    “Fair Market Value,” on any date, means the closing sales price on the Exchange on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported. The Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the Award Certificate, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
(s)    “Full-Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Stock (or at the discretion of the Committee, settled in cash valued by reference to Stock value).
(t)    “Good Reason” (or a similar term denoting constructive termination) has the meaning, if any, assigned such term in the employment, consulting, severance or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that if there is no such employment, consulting, severance or similar agreement in which such term is defined, “Good Reason” shall have the meaning, if any, given such term in the applicable Award Certificate. If not defined in either such document, the term “Good Reason” as used herein shall not apply to a particular Award.
(u)    “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.
(v)    “Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.
(w)    “Independent Directors” means those members of the Board who qualify at any given time as (a) an “independent” director under the applicable rules of each Exchange on which the Shares are listed, and (b) a “non-employee” director under Rule 16b-3 of the 1934 Act.
(x)    “Non-Employee Director” means a director of the Company who is not a common law employee of the Company or an Affiliate.
(y)    “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.
(z)    “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.
(aa)    “Other Stock-Based Award” means a right, granted to a Participant under Article 12, that relates to or is valued by reference to Stock or other Awards relating to Stock.
(bb)    “Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.
(cc)    “Participant” means an Eligible Participant who has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to

Section 13.4 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.
(dd)    “Performance Award” means any award granted under the Plan pursuant to Article 10.
(ee)    “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.
(ff)    “Plan” means the FirstCash, Inc. 2019 Long-Term Incentive Plan, as amended from time to time.
(gg)    “Prior Plan” means the First Cash Financial Services, Inc. 2011 Long-Term Incentive Plan, as amended.
(hh)    “Restricted Stock” means Stock granted to a Participant under Article 9 that is subject to certain restrictions and to risk of forfeiture.
(ii)    “Restricted Stock Unit” means the right granted to a Participant under Article 9 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.
(jj)    “Shares” means shares of the Company’s Stock. If there has been an adjustment or substitution with respect to the Shares (whether or not pursuant to Article 14, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted.
(kk)    “Stock” means the Company’s Common Stock, $0.01 par value and such other securities of the Company as may be substituted for Stock pursuant to Article 14.
(ll)    “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the base price of the SAR, all as determined pursuant to Article 8.
(mm)    “Subsidiary means any corporation, limited liability company, partnership or other entity, domestic or foreign, of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.
(nn) ”1933 Act” means the Securities Act of 1933, as amended from time to time.
(oo) “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.
ARTICLE 3
EFFECTIVE TERM OF PLAN
3.1    EFFECTIVE DATE.    The Plan shall be effective on the date it is approved by the stockholders of the Company (the “Effective Date”).
3.2    TERM OF PLAN.    Unless earlier terminated as provided herein, the Plan shall continue in effect until the tenth (10th) anniversary of the Effective Date or, if the stockholders approve an amendment to the Plan that increases the number of Shares subject to the Plan, the tenth (10th) anniversary of the date of such approval. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the Effective Date.

ARTICLE 4
ADMINISTRATION

4.1    COMMITTEE.    The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. Unless and until changed by the Board, the Compensation Committee of the Board is designated as the Committee to administer the Plan. It is intended that at least two of the directors appointed to serve on the Committee shall be Independent Directors and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award are persons subject to the short-swing profit rules of Section 16 of the 1934 Act. However, the mere fact that a Committee member shall fail to qualify as an Independent Director or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers and protections of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.
4.2    ACTION AND INTERPRETATIONS BY THE COMMITTEE.    For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties and shall be given the maximum deference permitted by applicable law. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan. No member of the Committee will be liable for any good faith determination, act or omission in connection with the Plan or any Award.
4.3    AUTHORITY OF COMMITTEE.    Except as provided in Section 4.1 hereof, the Committee has the exclusive power, authority and discretion to:
(a)    grant Awards;
(b)    designate Participants;
(c)    determine the type or types of Awards to be granted to each Participant;
(d)    determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;
(e)    determine the terms and conditions of any Award granted under the Plan;
(f)    prescribe the form of each Award Certificate, which need not be identical for each Participant;
(g)    decide all other matters that must be determined in connection with an Award;
(h)    establish, adopt or revise any plan, program or policy for the grant of Awards as it may deem necessary or advisable, including but not limited to short-term incentive programs, and any special plan documents;

(i)    establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;
(j)    make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;
(k)    amend the Plan or any Award Certificate as provided herein; and
(l)    adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to further the objectives of the Plan.
4.4    DELEGATION. The Committee may delegate to one or more of its members or to one or more officers of the Company or an Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. In addition, the Committee may, by resolution, expressly delegate to one or more of its members or to one or more officers of the Company, the authority, within specified parameters as to the number and terms of Awards, to (i) designate officers and/or employees of the Company or any of its Affiliates to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities may not be made with respect to the grant of Awards to eligible participants who are subject to Section 16(a) of the 1934 Act at the Grant Date. The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report regularly to the Compensation Committee regarding the delegated duties and responsibilities and any Awards so granted.
4.5    INDEMNIFICATION. Each person who is or shall have been a member of the Committee, or the Board, or an officer of the Company to whom authority was delegated in accordance with this Article 4, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
ARTICLE 5
SHARES SUBJECT TO THE PLAN

5.1    NUMBER OF SHARES.    Subject to adjustment as provided in Section 5.2 and Section 14.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 3,500,000 Shares. From and after the Effective Date, no further awards shall be granted under the Prior Plan, and the Prior Plan shall remain in effect only so long as awards granted thereunder shall remain outstanding.
5.2    SHARE COUNTING.    Shares covered by an Award shall be subtracted from the Plan share reserve as of the Grant Date, but shall be added back to the Plan share reserve or otherwise treated in accordance with subsections (a) through (g) of this Section 5.2.
(a)    To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason (including by reason of failure to achieve maximum performance goals), any unissued or forfeited Shares subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.
(b)    Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.
(c)    Shares withheld from an Award to satisfy tax withholding requirements will count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares delivered by a participant to satisfy tax withholding requirements will not be added to the Plan share reserve.
(d)    The full number of Shares subject to an Option shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, even if the exercise price of an Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation).
(e)    The full number of Shares subject to a SAR shall count against the number of Shares remaining available for issuance pursuant to Awards made under the Plan (rather than the net number of Shares actually delivered upon exercise).
(f)    Substitute Awards granted pursuant to Section 13.10 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.
(g)    Subject to applicable Exchange requirements, shares available under a stockholder-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company or its Affiliates immediately before such transaction and will not count against the maximum share limitation specified in Section 5.1.
5.3    STOCK DISTRIBUTED.    Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.
5.4    LIMITATION ON AWARDS.    Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Article 14):
(a)    During the term of the Plan, the maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 250,000.
(b)    During any calendar year, no Participant shall receive Options or Stock Appreciation Rights covering (in the aggregate) more than 250,000 Shares.
(c)    During any calendar year, no Participant shall receive Restricted Stock, Restricted Stock Units or Deferred Stock Units (other than Performance Awards) covering (in the aggregate) more than 250,000 Shares.
(d)    During any calendar year, the maximum amount that may be earned by any single Participant for Performance Awards shall be 250,000 Shares. For purposes of applying these limits in the case of multi-year Performance Periods, the dollar amount or number of shares deemed earned in any one calendar year is the total amount paid or shares earned for the Performance Period divided by the number of calendar years in the Performance Period. In applying this limit, the amount of any cash or the Fair Market Value or number of any shares of Common Stock or other property earned by a Participant shall be measured as of the close of the final year of the Performance Period regardless of the fact that certification by the Committee and actual payment or release of restrictions to the Participant may occur in a subsequent calendar year or years.
5.5    LIMITATION ON COMPENSATION FOR NON-EMPLOYEE DIRECTORS. With respect to any one calendar year, the aggregate compensation that may be granted or awarded to any one Non-Employee Director, including all meeting fees, cash retainers and retainers granted in the form of Awards, shall not exceed $500,000, or $750,000 in the case of a non-employee Chairman of the Board or Lead Director. For purposes of such limit, the value of Awards will be determined based on the aggregate Grant Date fair value of all awards issued to the director in such year (computed in accordance with applicable financial accounting rules).
ARTICLE 6
ELIGIBILITY
6.1    GENERAL.    Awards may be granted only to Eligible Participants. Incentive Stock Options may be granted only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.
ARTICLE 7
STOCK OPTIONS
7.1    GENERAL.    The Committee is authorized to grant Options to Participants on the following terms and conditions:
(a)    Exercise Price.    The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 13.10) shall not be less than the Fair Market Value as of the Grant Date.
(b)    Prohibition on Repricing.    Except as otherwise provided in Article 14, without the prior approval of stockholders of the Company: (i) the exercise price of an Option may not be reduced, directly or indirectly, (ii) an Option may not be cancelled in exchange for cash, other Awards or Options or SARs with an exercise or base price that is less than the exercise price of the original Option, and (iii) the Company may not repurchase an Option for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option.
(c)    Time and Conditions of Exercise.    The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Sections 7.1(e) and 13.6, and may include in the Award Certificate a provision that an Option that is otherwise exercisable and has an exercise price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term by means of a “net exercise,” thus entitling the optionee to Shares equal to the intrinsic value of the Option on such exercise date, less the number of Shares required for tax withholding. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.
(d)    Payment.    The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants. As determined by the Committee at or after the Grant Date, payment of the exercise price of an Option may be made, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, or (iv) any other “cashless exercise” arrangement.
(e)    Exercise Term.    Except for Nonstatutory Options granted to Participants outside the United States, no Option granted under the Plan shall be exercisable for more than ten years from the Grant Date.
(f)    No Deferral Feature.    No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.
(g)    No Dividend Equivalents.    No Option shall provide for Dividend Equivalents.

7.2    INCENTIVE STOCK OPTIONS.    The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Section 422 of the Code. Without limiting the foregoing, any Incentive Stock Option granted to a Participant who at the Grant Date owns more than 10% of the voting power of all classes of shares of the Company must have an exercise price per Share of not less than 110% of the Fair Market Value per Share on the Grant Date and an Option term of not more than five years. If all of the requirements of Section 422 of the Code (including the above) are not met, the Option shall automatically become a Nonstatutory Stock Option.
ARTICLE 8
STOCK APPRECIATION RIGHTS
8.1    GRANT OF STOCK APPRECIATION RIGHTS.    The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:
(a)    Right to Payment.    Upon the exercise of a SAR, the Participant has the right to receive, for each Share with respect to which the SAR is being exercised, the excess, if any, of:
(1)    The Fair Market Value of one Share on the date of exercise; over
(2)    The base price of the SAR as determined by the Committee and set forth in the Award Certificate, which (except for a SAR issued as a substitute Award pursuant to Section 13.10) shall not be less than the Fair Market Value of one Share on the Grant Date.
(b)    Prohibition on Repricing.    Except as otherwise provided in Article 14, without the prior approval of the stockholders of the Company, (i) the base price of a SAR may not be reduced, directly or indirectly, (ii) a SAR may not be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the base price of the original SAR, and (iii) the Company may not repurchase a SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the SAR is lower than the base price per share of the SAR.
(c)    Time and Conditions of Exercise.    The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, subject to Section 13.6, and may include in the Award Certificate a provision that a SAR that is otherwise exercisable and has a base price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term, thus entitling the holder to cash or Shares equal to the intrinsic value of the SAR on such exercise date, less the cash or number of Shares required for tax withholding. No SAR shall be exercisable for more than ten years from the Grant Date.
(d)    No Deferral Feature.    No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.
(e)    No Dividend Equivalents.    No SAR shall provide for Dividend Equivalents.
(f)    Other Terms.    All SARs shall be evidenced by an Award Certificate. Subject to the limitations of this Article 8, the terms, methods of exercise, methods of settlement, form of consideration payable in settlement (e.g., cash, Shares or other property), and any other terms and conditions of the SAR shall be determined by the Committee at the time of the grant and shall be reflected in the Award Certificate.

ARTICLE 9
RESTRICTED STOCK AND STOCK UNITS
9.1    GRANT OF RESTRICTED STOCK AND STOCK UNITS. The Committee is authorized to make Awards of Restricted Stock, Restricted Stock Units or Deferred Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.
9.2    ISSUANCE AND RESTRICTIONS.    Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, for example, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines, subject to Section 13.6, at the time of the grant of the Award or thereafter. A Participant shall have none of the rights of a stockholder with respect to Restricted Stock Units or Deferred Stock Units until such time as Shares of Stock are paid in settlement of such Awards.
9.3    DIVIDENDS AND DIVIDEND EQUIVALENTS. Dividends accrued on shares of Restricted Stock or Dividend Equivalents accrued with respect to Restricted Stock Units or Deferred Stock Units before the underlying Awards are vested shall be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any dividends or Dividend Equivalents accrued with respect to forfeited Restricted Stock, Restricted Stock Units or Deferred Stock Units will be reconveyed to the Company without further consideration or any act or action by the Participant. In no event shall dividends be paid or distributed until the vesting restrictions of the underlying Award lapse.
9.4    FORFEITURE.    Subject to the terms of the Award Certificate and except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Service during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited.
9.5    DELIVERY OF RESTRICTED STOCK.    Shares of Restricted Stock shall be delivered to the Participant at the Grant Date either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.
ARTICLE 10
PERFORMANCE AWARDS
10.1    GRANT OF PERFORMANCE AWARDS.    The Committee is authorized to grant any Award under this Plan, including cash-based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. Any such Awards with performance-based vesting criteria are referred to herein as Performance Awards. The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant and to designate the provisions of such Performance Awards as provided in Section 4.3. All Performance Awards shall be evidenced by an Award Certificate or a written program established by the Committee, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.
10.2    PERFORMANCE GOALS. The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee. Performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. Performance goals may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate. Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion). If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in an amount determined by the Committee.
ARTICLE 11
DIVIDEND EQUIVALENTS
11.1    GRANT OF DIVIDEND EQUIVALENTS.    The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards granted hereunder. Dividend Equivalents shall entitle the Participant to receive payments equal to ordinary cash dividends or distributions with respect to all or a portion of the number of Shares subject to a Full-Value Award, as determined by the Committee. Notwithstanding anything to the contrary, Dividend Equivalents accruing on unvested Full-Value Awards shall, as provided in the Award Certificate, either (i) be reinvested in the form of additional Shares (subject to Share availability under Section 5.1 hereof), which shall be subject to the same vesting provisions as provided for the host Award, or (ii) be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and, in either case, any Dividend Equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant. In no event shall Dividend Equivalents be paid or distributed until the vesting restrictions of the underlying Full-Value Award lapse.
ARTICLE 12
STOCK OR OTHER STOCK-BASED AWARDS
12.1    GRANT OF STOCK OR OTHER STOCK-BASED AWARDS.    The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, including limited partnership interests in a limited partnership entity of which the Company is general partner that may be exchanged or redeemed for Shares on a one-for-one basis, or any profits interest in such limited partnership entity that may be exchanged or converted into such limited partnership interests, and Awards valued by reference to book value or net asset value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.
ARTICLE 13
PROVISIONS APPLICABLE TO AWARDS
13.1    AWARD CERTIFICATES.    Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.
13.2     FORM OF PAYMENT FOR AWARDS.    At the discretion of the Committee, payment of Awards may be made in cash, Stock, a combination of cash and Stock, or any other form of property as the Committee shall determine. In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Stock, restrictions on transfer and forfeiture provisions. Further, payment of Awards may be made in the form of a lump sum, or in installments, as determined by the Committee.
13.3    LIMITS ON TRANSFER.
(a)    Each Award and each right under any Award shall be exercisable only by the holder thereof during such holder’s lifetime, or, if permissible under applicable law, by such holder’s guardian or legal representative or by a transferee receiving such Award pursuant to a domestic relations order (a “QDRO”) as defined in Section 414(p)(1)(B) of the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.
(b)    No Award (prior to the time, if applicable, Shares are delivered in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Stock, to the Company) or pursuant to a QDRO, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary to receive benefits in the event of the grantee’s death shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(c)    Notwithstanding subsections (a) and (b) above, to the extent provided in the Award Certificate, Awards (other than Incentive Stock Options and corresponding Awards), may be transferred, without consideration, to a Permitted Transferee. For this purpose, a “Permitted Transferee” in respect of any grantee means any member of the Immediate Family of such grantee, any trust of which all of the primary beneficiaries are such grantee or members of his or her Immediate Family, or any partnership (including limited liability companies and similar entities) of which all of the partners or members are such grantee or members of his or her Immediate Family; and the “Immediate Family” of a grantee means the grantee’s spouse, any person sharing the grantee’s household (other than a tenant or employee), children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews. Such Award may be exercised by such transferee in accordance with the terms of the Award Certificate.
(d)    Nothing herein shall be construed as requiring the Company or any Affiliate to honor a QDRO except to the extent required under applicable law.
13.4    BENEFICIARIES.    Notwithstanding Section 13.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A Permitted Transferee, beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, any payment due to the Participant shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant, in the manner provided by the Company, at any time provided the change or revocation is filed with the Committee.
13.5    STOCK TRADING RESTRICTIONS.    All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.
13.6    MINIMUM VESTING REQUIREMENTS. Notwithstanding any other provision of the Plan to the contrary, equity-based Awards (or any portion thereof) granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) substitute Awards granted pursuant to Section 13.10, (ii) Awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the date of grant and the date of the next annual meeting of stockholders after the immediately preceding year’s annual meeting (provided that the period between annual meetings is not less than 50 weeks), and (iii) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 5.1 (subject to adjustment under Section 14.1).
13.7    EFFECT OF A CHANGE IN CONTROL. The provisions of this Section 13.7 shall apply in the case of a Change in Control.
(a)    Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with a Change in Control: if within two years after the effective date of the Change in Control, a Participant’s service is terminated without Cause or the Participant resigns for

Good Reason, then (i) all of that Participant’s outstanding Options, SARs and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on the his or her outstanding Awards shall lapse, and (iii) the payout level under all of that Participant’s performance-based Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined and deemed to have been earned as of the date of termination based upon (A) an assumed achievement of all relevant performance goals at the “target” level if the date of termination occurs during the first half of the applicable performance period, or (B) the actual level of achievement of all relevant performance goals against target (measured as of the end of the calendar quarter immediately preceding the date of termination), if the date of termination occurs during the second half of the applicable performance period, and, in either such case, there shall be a prorata payout to such Participant within sixty (60) days following the date of termination of service (unless a later date is required by Section 16.3(d) hereof), based upon the length of time within the performance period that has elapsed prior to the date of termination of service. With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (i) the Award Certificate includes such provision or (ii) the Participant is party to an employment, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate.
(b)    Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options, SARs and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under outstanding performance-based Awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon (A) an assumed achievement of all relevant performance goals at the “target” level if the Change in Control occurs during the first half of the applicable performance period, or (B) the actual level of achievement of all relevant performance goals against target measured as of the date of the Change in Control, if the Change in Control occurs during the second half of the applicable performance period, and, in either such case, there shall be a prorata payout to Participants within sixty (60) days following the Change in Control (unless a later date is required by Section 16.3(d) hereof), based upon the length of time within the performance period that has elapsed prior to the Change in Control. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate.
13.8    DISCRETION TO ACCELERATE AWARDS.    The Committee may in its sole discretion determine that, upon the termination of service of a Participant all or a portion of such Participant’s Options, SARs and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, that all or a part of the time-based restrictions on all or a portion of the Participant’s outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards held by the Participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 13.8.
13.9    FORFEITURE EVENTS.    Awards under the Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant. In addition, the Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, (i) termination of employment for cause, (ii) violation of material Company or Affiliate policies, (iii) breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, (iv) other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate, or (v) a later determination that the vesting of, or amount realized from, a Performance Award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the Participant caused or contributed to such material inaccuracy. Nothing contained herein or in any Award Certificate prohibits the Participant from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange.

13.10    SUBSTITUTE AWARDS.    The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.
ARTICLE 14
CHANGES IN CAPITAL STRUCTURE
14.1    MANDATORY ADJUSTMENTS.    In the event of a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Section 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.
14.2    DISCRETIONARY ADJUSTMENTS.    Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 14.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise or base price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.
14.3    GENERAL.    Any discretionary adjustments made pursuant to this Article 14 shall be subject to the provisions of Section 15.2. To the extent that any adjustments made pursuant to this Article 14 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.
ARTICLE 15
AMENDMENT, MODIFICATION AND TERMINATION
15.1     AMENDMENT, MODIFICATION AND TERMINATION.    The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) materially increase the number of Shares available under the Plan (other than pursuant to Article 14), (ii) expand the types of awards under the Plan.(iii)    materially expand the class of participants eligible to participate in the Plan, (iv) materially extend the term of the Plan, or (v) otherwise constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to stockholder approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of stockholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable (i)

to comply with the listing or other requirements of an Exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations. Except as otherwise provided in Section 14.1, without the prior approval of the stockholders of the Company, the Plan may not be amended to permit: (i) the exercise price or base price of an Option or SAR to be reduced, directly or indirectly, (ii) an Option or SAR to be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the exercise price or base price of the original Option or SAR, or (iii) the Company to repurchase an Option or SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the exercise price or base price per share of the Option or SAR.
15.2    AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:
(a)    Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);
(b)    Except as otherwise provided in Section 14.1, without the prior approval of the stockholders of the Company, (i) the exercise price of an Option or base price of a SAR may not be reduced, directly or indirectly, (ii) an option or SAR may not be cancelled in exchange for cash, other Awards or Options or SARs with an exercise or base price that is less than the exercise price or base price of the original Option or SAR, or otherwise, and (iii) the Company may not repurchase an Option or SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the exercise price or base price per share of the Option or SAR; and
(c)    No termination, amendment, or modification of the Plan shall adversely affect in any material respect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).
15.3    COMPLIANCE AMENDMENTS.    Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Board may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 15.3 to any Award granted under the Plan without further consideration or action.
ARTICLE 16
GENERAL PROVISIONS
16.1    RIGHTS OF PARTICIPANTS.
(a)    No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).
(b)    Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, or any Participant’s service as a director or consultant, at any time, nor confer upon any Participant any right to continue as an employee, officer, director or consultant of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.
(c)    Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate and, accordingly, subject to Article 15, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or any of its Affiliates.
(d)    No Award gives a Participant any of the rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.
16.2    WITHHOLDING.    The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements (up to the maximum individual statutory rate in the applicable jurisdiction as may be permitted under then-current accounting principles to qualify for equity classification), in accordance with such procedures as the Committee establishes. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
16.3     SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.
(a)    General.    It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Certificates shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.
(b)    Definitional Restrictions.    Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.
(c)    Allocation among Possible Exemptions.    If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company shall determine which Awards or portions thereof will be subject to such exemptions.

(d)    Six-Month Delay in Certain Circumstances.    Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A- 3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.
(e)    Installment Payments.    If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).
(f)    Timing of Release of Claims    Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the date of termination of the Participant’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.
(g)    Permitted Acceleration.    The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).
16.4    UNFUNDED STATUS OF AWARDS.    The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. In its sole discretion, the Committee may authorize the creation of grantor trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of Shares or with respect to Awards. This Plan is not intended to be subject to ERISA.
16.5    RELATIONSHIP TO OTHER BENEFITS.    No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan. Nothing contained in the Plan will prevent the Company from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
16.6    EXPENSES.    The expenses of administering the Plan shall be borne by the Company and its Affiliates.
16.7    TITLES AND HEADINGS.    The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

16.8    GENDER AND NUMBER.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
16.9    FRACTIONAL SHARES.    No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.
16.10    GOVERNMENT AND OTHER REGULATIONS.
(a)    Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.
(b)    Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.
16.11    GOVERNING LAW.    To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Delaware.
16.12    SEVERABILITY.    In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.
16.13    NO LIMITATIONS ON RIGHTS OF COMPANY.    The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

The foregoing is hereby acknowledged as being the FirstCash, Inc. 2019 Long-Term Incentive Plan as adopted by the Board on April 23, 2019 [and approved by the Company’s stockholders on June 11, 2019].

FIRSTCASH, INC.

By:_________________________________
Name:
Title: